                           OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
                                       OF

                              IMPACT SYSTEMS, INC.
                                       AT

                              $2.75 NET PER SHARE
                                       BY

                         VOITH SULZER ACQUISITION CORP.
                          A WHOLLY OWNED SUBSIDIARY OF

                VOITH SULZER PAPER TECHNOLOGY NORTH AMERICA INC.

         THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT,
               NEW YORK CITY TIME, ON TUESDAY, JANUARY 20, 1998,
                          UNLESS THE OFFER IS EXTENDED
     THE OFFER IS BEING MADE PURSUANT TO AN AGREEMENT AND PLAN OF MERGER, DATED AS OF DECEMBER 11, 1997 (THE "MERGER AGREEMENT"), BY AND AMONG VOITH SULZER PAPER TECHNOLOGY NORTH AMERICA INC. ("PARENT"), VOITH SULZER ACQUISITION CORP. (THE "PURCHASER") AND IMPACT SYSTEMS, INC. (THE "COMPANY"). THE BOARD OF DIRECTORS OF THE COMPANY HAS (A) APPROVED THE MERGER AGREEMENT, THE STOCK OPTION AGREEMENT DESCRIBED BELOW, THE OFFER AND THE MERGER AND THE OTHER TRANSACTIONS CONTEMPLATED THEREBY, (B) DETERMINED THAT THE OFFER PRICE TO BE RECEIVED BY THE SHAREHOLDERS OF THE COMPANY PURSUANT TO THE OFFER AND THE MERGER IS FAIR TO THE SHAREHOLDERS AND (C) RECOMMENDS THAT SHAREHOLDERS TENDER THEIR SHARES PURSUANT TO THE OFFER.
                               ------------------

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION DATE OF THE OFFER THAT NUMBER OF SHARES OF COMMON STOCK WHICH WILL REPRESENT AT LEAST 90% OF THE OUTSTANDING SHARES ON A FULLY DILUTED BASIS (AFTER GIVING PRO FORMA EFFECT TO THE POTENTIAL ISSUANCE OF ANY SHARES ISSUABLE UNDER THE STOCK OPTION AGREEMENT) ON THE DATE OF PURCHASE (THE "MINIMUM CONDITION"). THE PURCHASER WILL NOT BE REQUIRED TO ACCEPT FOR PAYMENT OR PAY FOR ANY TENDERED SHARES OF COMMON STOCK UNTIL THE EXPIRATION OF ALL APPLICABLE WAITING PERIODS UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED, AND THE SATISFACTION OF CONDITIONS UNDER ANY OTHER APPLICABLE ANTITRUST, COMPETITION OR TRADE REGULATORY LAWS, RULES OR REGULATIONS OF ANY DOMESTIC OR FOREIGN GOVERNMENT OR GOVERNMENTAL AUTHORITY OR ANY MULTINATIONAL AUTHORITY. THE OFFER IS ALSO SUBJECT TO OTHER TERMS AND CONDITIONS DESCRIBED IN SECTION 15. THE OFFER IS NOT CONDITIONED ON THE RECEIPT OF FINANCING.
                               ------------------

     IN THE EVENT THAT MORE THAN 50% OF THE SHARES OF COMMON STOCK THEN OUTSTANDING ARE TENDERED PURSUANT TO THE OFFER AND NOT WITHDRAWN, BUT LESS THAN 90% OF THE SHARES OF COMMON STOCK THEN OUTSTANDING ON A FULLY DILUTED BASIS ARE SUBJECT TO ACQUISITION BY THE PURCHASER PURSUANT TO THE OFFER AND THE STOCK OPTION DESCRIBED BELOW, THE PURCHASER WILL WAIVE THE MINIMUM CONDITION AND AMEND THE OFFER TO REDUCE THE NUMBER OF SHARES OF COMMON STOCK SUBJECT TO THE OFFER TO SUCH NUMBER OF SHARES AS EQUALS 49.9999% OF THE SHARES OF COMMON STOCK THEN OUTSTANDING (THE "REVISED MINIMUM NUMBER") AND, IF A GREATER NUMBER OF SHARES OF COMMON STOCK ARE TENDERED INTO THE OFFER AND NOT WITHDRAWN, PURCHASE, ON A PRO RATA BASIS, THE REVISED MINIMUM NUMBER OF SHARES (IT BEING UNDERSTOOD THAT THE PURCHASER MAY, BUT SHALL NOT IN ANY EVENT BE REQUIRED TO ACCEPT FOR PAYMENT, OR PAY FOR, ANY SHARES OF COMMON STOCK IF LESS THAN THE REVISED MINIMUM NUMBER OF SHARES ARE TENDERED PURSUANT TO THE OFFER AND NOT WITHDRAWN AT THE APPLICABLE EXPIRATION DATE OF THE OFFER).
                               ------------------

                                   IMPORTANT

     Any Shareholder (as defined below) desiring to tender all or any portion of such Shareholder's Shares (as defined below) should either (i) complete and sign the Letter of Transmittal (or a manually signed facsimile thereof) in accordance with the instructions in the Letter of Transmittal, have such Shareholder's signature thereon guaranteed if required by Instruction 1 to the Letter of Transmittal, mail or deliver the Letter of Transmittal (or such manually signed facsimile) and any other required documents to the Depositary (as defined below) and either deliver the certificates for such Shares to the Depositary along with the Letter of Transmittal (or manually signed facsimile) or deliver such Shares pursuant to the procedure for book-entry transfer as set forth in Section 2 hereof or (ii) request such Shareholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such Shareholder. A Shareholder having Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if such Shareholder desires to tender such Shares. As used herein, "Shares" means shares of Common Stock, without par value, of the Company, and "Shareholders" means holders of Shares, unless the context indicates otherwise.

     If a Shareholder desires to tender Shares and such Shareholder's certificates for Shares are not immediately available or the procedure for book-entry transfer cannot be completed on a timely basis, or time will not permit all required documents to reach the Depositary prior to the Expiration Date (as defined below), such Shareholder's tender may be effected by following the procedure for guaranteed delivery set forth in Section 2.

     Questions and requests for assistance may be directed to D.F. King & Co., Inc., the Information Agent, or ChaseMellon Shareholder Services, L.L.C., the Depositary, at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other related materials may be obtained from the Information Agent or from brokers, dealers, commercial banks, trust companies and other nominees.
                               ------------------

                               DECEMBER 18, 1997

                               TABLE OF CONTENTS

                                                                                         PAGE
                                                                                       ------
Introduction...........................................................................      1
Section  1. Terms of the Offer; Proration in Certain Circumstances; Expiration Date....      4
Section  2. Procedures for Tendering Shares............................................      6
Section  3. Withdrawal Rights..........................................................      8
Section  4. Acceptance for Payment and Payment.........................................      9
Section  5. Certain Federal Income Tax Consequences....................................     10
Section  6. Price Range of Shares; Dividends on the Shares.............................     11
Section  7. Certain Information Concerning the Company.................................     11
Section  8. Certain Information Concerning the Purchaser, Parent, Voith and
            Familiengesellschaft.......................................................     14
Section  9. Background of the Offer....................................................     16
Section 10. The Merger Agreement and Related Documents.................................     17
Section 11. Purpose of the Offer; Plans for the Company After the Offer and the
  Merger...............................................................................     25
Section 12. Source and Amount of Funds.................................................     27
Section 13. Effect of the Offer on the Market for the Shares; Exchange Act
            Registration; Margin Regulations...........................................     27
Section 14. Dividends and Distributions................................................     29
Section 15. Certain Conditions of the Offer............................................     29
Section 16. Certain Legal Matters......................................................     30
Section 17. Fees and Expenses..........................................................     32
Section 18. Miscellaneous..............................................................     32
Schedule I. Directors and Executive Officers of Familiengesellschaft, Voith and the
  Purchaser............................................................................    I-1

To the Holders of Common Stock
of Impact Systems, Inc.:

                                  INTRODUCTION

     Voith Sulzer Acquisition Corp., a California corporation (the "Purchaser") and a wholly owned subsidiary of Voith Sulzer Paper Technology North America Inc., a Delaware corporation ("Parent"), hereby offers to purchase all outstanding shares of common stock, without par value (the "Common Shares" or "Shares"), of Impact Systems, Inc., a California corporation (the "Company"), at a price of $2.75 per Share (such price or any greater price per Share paid pursuant to the Offer (as defined below), being hereinafter referred to as the "Offer Price"), net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, as amended from time to time, together constitute the "Offer"). Unless the context indicates otherwise, as used herein the term "Shareholders" shall mean holders of Shares. Parent is an indirect subsidiary of J.M. Voith AG, a corporation organized under the laws of the Federal Republic of Germany ("Voith").

     Tendering Shareholders will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, stock transfer taxes with respect to the purchase of Shares by the Purchaser pursuant to the Offer. However, any tendering Shareholder or other payee who fails to complete and sign the Substitute Form W-9 that is included in the Letter of Transmittal may be subject to a required backup federal income tax withholding of 31% of the gross proceeds payable to such Shareholder or other payee pursuant to the Offer. See Section 2. The Purchaser will pay all charges and expenses of ChaseMellon Shareholder Services, L.L.C., as Depositary (the "Depositary"), and D.F. King & Co., Inc., as Information Agent (the "Information Agent"), incurred in connection with the Offer. See Section 17.

     THE BOARD OF DIRECTORS OF THE COMPANY (THE "BOARD") HAS (A) APPROVED THE MERGER AGREEMENT (AS DEFINED BELOW), THE STOCK OPTION AGREEMENT (AS DEFINED BELOW), THE OFFER AND THE MERGER (AS DEFINED BELOW) AND THE OTHER TRANSACTIONS CONTEMPLATED THEREBY, (B) DETERMINED THAT THE OFFER PRICE TO BE RECEIVED BY THE SHAREHOLDERS PURSUANT TO THE OFFER AND THE MERGER IS FAIR TO THE SHAREHOLDERS AND (C) RECOMMENDS THAT SHAREHOLDERS TENDER THEIR SHARES PURSUANT TO THE OFFER.

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION DATE OF THE OFFER THAT NUMBER OF SHARES WHICH WILL REPRESENT AT LEAST 90% OF THE OUTSTANDING SHARES ON A FULLY DILUTED BASIS (AFTER GIVING PRO FORMA EFFECT TO THE POTENTIAL ISSUANCE OF ANY SHARES ISSUABLE UNDER THE STOCK OPTION AGREEMENT) ON THE DATE OF PURCHASE (THE "MINIMUM CONDITION"). THE PURCHASER WILL NOT BE REQUIRED TO ACCEPT FOR PAYMENT OR PAY FOR ANY TENDERED SHARES UNTIL THE EXPIRATION OF ALL APPLICABLE WAITING PERIODS UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED, AND THE REGULATIONS THEREUNDER (THE "HSR ACT"), AND THE SATISFACTION OF CONDITIONS UNDER ANY OTHER APPLICABLE ANTITRUST, COMPETITION OR TRADE REGULATORY LAWS, RULES OR REGULATIONS OF ANY DOMESTIC OR FOREIGN GOVERNMENT OR GOVERNMENTAL AUTHORITY OR ANY MULTINATIONAL AUTHORITY ("ANTITRUST LAWS"). THE OFFER IS ALSO SUBJECT TO OTHER TERMS AND CONDITIONS DESCRIBED IN SECTION 15. THE OFFER IS NOT CONDITIONED ON THE RECEIPT OF FINANCING.

     IN THE EVENT THAT MORE THAN 50% OF THE SHARES THEN OUTSTANDING ARE TENDERED PURSUANT TO THE OFFER AND NOT WITHDRAWN, BUT LESS THAN 90% OF THE SHARES THEN OUTSTANDING ON A FULLY DILUTED BASIS ARE SUBJECT TO ACQUISITION BY THE PURCHASER PURSUANT TO THE OFFER AND THE STOCK OPTION (AS DEFINED BELOW), THE PURCHASER WILL WAIVE THE MINIMUM CONDITION AND

AMEND THE OFFER TO REDUCE THE NUMBER OF SHARES SUBJECT TO THE OFFER TO SUCH NUMBER OF SHARES AS EQUALS 49.9999% OF THE SHARES THEN OUTSTANDING (THE "REVISED MINIMUM NUMBER") AND, IF A GREATER NUMBER OF SHARES ARE TENDERED INTO THE OFFER AND NOT WITHDRAWN, PURCHASE, ON A PRO RATA BASIS, THE REVISED MINIMUM NUMBER OF SHARES (IT BEING UNDERSTOOD THAT THE PURCHASER MAY, BUT SHALL NOT IN ANY EVENT BE REQUIRED TO ACCEPT FOR PAYMENT, OR PAY FOR, ANY SHARES IF LESS THAN THE REVISED MINIMUM NUMBER OF SHARES ARE TENDERED PURSUANT TO THE OFFER AND NOT WITHDRAWN AT THE APPLICABLE EXPIRATION DATE OF THE OFFER).

     The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of December 11, 1997, by and among Parent, the Purchaser and the Company (the "Merger Agreement"), which provides, among other things, for the commencement of the Offer by the Purchaser and further provides that upon the terms and subject to the satisfaction or waiver of the conditions of the Offer (including the Minimum Condition or, if applicable, the Revised Minimum Number of Shares), the Purchaser will purchase all Shares validly tendered pursuant to the Offer. The Merger Agreement also provides that following consummation of the Offer, and in accordance with the General Corporation Law of the State of California ("GCL"), the Purchaser will be merged with and into the Company (the "Merger"). Following consummation of the Merger, the separate corporate existence of the Purchaser will cease and the Company will continue as the surviving corporation (the "Surviving Corporation") and will become a wholly owned subsidiary of Parent. At the effective time of the Merger (the "Effective Time"), each Share issued and outstanding immediately prior to the Effective Time (other than Shares held by Parent, the Purchaser, any wholly owned subsidiary of Parent or the Purchaser, in the treasury of the Company or by any wholly owned subsidiary of the Company and other than Shares held by Shareholders who shall have properly exercised their dissenters' rights, if any, under the GCL) will be converted into the right to receive in cash the Offer Price (the "Merger Price"). The Merger Agreement is more fully described in Section 10.

     The consummation of the Merger is subject to the satisfaction or waiver of certain conditions, including the approval of the Merger Agreement by the requisite vote, if any, of the Shareholders. See Sections 10 and 11.

     Under the GCL, if the Purchaser acquires, pursuant to the Offer, the Stock Option or otherwise, at least 90% of the Shares then outstanding, the Purchaser will be able to approve the Merger Agreement and the transactions contemplated thereby, including the Merger, without a vote of the Shareholders. In such event, Parent, the Purchaser and the Company have agreed in the Merger Agreement to take, subject to the satisfaction of the conditions set forth in the Merger Agreement, all necessary and appropriate action to cause the Merger to become effective as soon as practicable after the acquisition of such 90% without a meeting of the Shareholders, in accordance with Section 1110 of the GCL. If, however, the Purchaser does not acquire at least 90% of the then outstanding Shares on a fully diluted basis pursuant to the Offer, the Stock Option or otherwise and the Purchaser instead waives the Minimum Condition and amends the Offer to reduce the number of Shares subject to the Offer to the Revised Minimum Number of Shares, the Purchaser would own upon consummation of the Offer 49.9999% of the Shares then outstanding and would thereafter solicit the approval of the Merger and the Merger Agreement by a vote of the Shareholders. Under such circumstances, a significantly longer period of time will be required to effect the Merger. See Sections 10 and 11.

     Under the GCL, the Merger may not be accomplished for cash paid to the Shareholders if the Purchaser or Parent owns directly or indirectly more than 50% but less than 90% of the then outstanding Shares unless either all the Shareholders consent or the Commissioner of Corporations of the State of California approves, after a hearing, the terms and conditions of the Merger and the fairness thereof. Accordingly, concurrently with the execution of the Merger Agreement, and as an inducement to Parent and the Purchaser to enter into the Merger Agreement, the Company entered into a Stock Option Agreement with Parent and the Purchaser, dated as of December 11, 1997 (the "Stock Option Agreement"). Pursuant to the Stock Option Agreement, the Company granted to the Purchaser an irrevocable option (the "Stock Option") to purchase up to the number of Shares (the "Option Shares") that, when added to the number of Shares owned by the Purchaser and its affiliates immediately following consummation of the Offer, would constitute 90% of the Shares then outstanding on a fully diluted basis (assuming the issuance of the Option Shares) at a cash purchase price per Option Share equal to the Offer Price (the "Option Price"), subject to the terms and conditions set forth in the Stock Option Agreement, including, without limitation, (i) that the Purchaser shall have accepted for payment Shares constituting more than 50% of the Shares then outstanding and (ii) that the number of Shares to be issued under the Stock Option shall not exceed the number of authorized Shares available for issuance.

     If the Stock Option is exercised by the Purchaser (resulting in the Purchaser owning 90% or more of the outstanding Shares), the Purchaser will be able to effect a short-form merger under the GCL, subject to the terms and conditions of the Merger Agreement. The Purchaser currently intends to effect a short-form merger if it is able to do so.

     Concurrently with the execution of the Merger Agreement, and as an inducement to Parent and the Purchaser to enter into the Merger Agreement, Parent and the Purchaser executed the Stockholder Agreements, dated December 11, 1997 (the "Stockholder Agreements"), with certain Shareholders (the "Selling Shareholders"). Pursuant to the Stockholder Agreements, upon the terms set forth therein, the Selling Shareholders have agreed to validly tender (and not to withdraw), in accordance with the terms of the Offer, 3,047,384 Shares (excluding Shares issuable upon the exercise of outstanding options) owned (beneficially or of record) by the Selling Shareholders. The Shares subject to the Stockholder Agreements represent approximately 29% of the Shares outstanding. See Section 10.

     The Merger Agreement provides that, promptly upon payment by the Purchaser for the tendered Shares, subject to certain limitations, the Purchaser shall be entitled to designate such number of directors, rounded up to the next whole number, on the Board as is equal to the product of the total number of directors on the Board (giving effect to any increase in the number of directors pursuant to the Merger Agreement) multiplied by the percentage that the aggregate number of Shares beneficially owned by the Purchaser or its affiliates bears to the total number of Shares then outstanding; provided, however, that the Purchaser will be entitled to designate a number of directors equal to or greater than 50% of the total number of directors only if the Purchaser acquires 90% or more of the outstanding Shares pursuant to the Offer or otherwise. In the Merger Agreement, the Company has agreed, upon the request of the Purchaser, to promptly take all actions necessary to cause the Purchaser's designees to be so elected, including, if necessary, seeking the resignations of one or more existing directors. If the Purchaser's designees are so elected, prior to the Effective Time, the Board shall always have at least two members who are neither officers, directors, stockholders or designees of the Purchaser or any of its affiliates.

     The Company has represented and warranted that, as of December 10, 1997, there were (i) 10,511,576 Common Shares issued and outstanding, (ii) no shares of preferred stock, without par value, of the Company outstanding and (iii) 1,201,102 Shares reserved for issuance pursuant to outstanding stock options. The Merger Agreement provides, among other things, that the Company will not, without the prior written consent of Parent, issue any additional Shares (except on the exercise of outstanding stock options).

     Based on the foregoing and assuming no additional Shares (or options or other rights exercisable for, or securities convertible into, Shares) have been issued (other than Shares issued pursuant to the exercise of outstanding stock options), if the Purchaser were to purchase approximately 10,541,411 Shares (9,460,419 Shares assuming no outstanding stock options are exercised) pursuant to the Offer (including the 3,047,384 Shares held by the Selling Shareholders who have previously agreed to tender such shares), the Minimum Condition would be satisfied. 5,255,788 Shares would constitute 50% of the Shares issued and outstanding (assuming no outstanding stock options are exercised).

     THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

SECTION 1. TERMS OF THE OFFER; PRORATION IN CERTAIN CIRCUMSTANCES; EXPIRATION
           DATE

     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Purchaser will accept for payment and will pay for all Shares validly tendered prior to the Expiration Date and not withdrawn as permitted by
Section 3. The term "Expiration Date" means 12:00 midnight, New York City time, on Tuesday, January 20, 1998, unless and until the Purchaser, in accordance with the terms and conditions of the Merger Agreement, shall have extended the period of time during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by the Purchaser, shall expire.

     The Offer is conditioned upon, among other things, the satisfaction of the Minimum Condition and the expiration of all applicable waiting periods under the HSR Act and the satisfaction of conditions under any other applicable Antitrust Laws. See Section 15. If such conditions are not satisfied prior to the Expiration Date, in addition to the Purchaser's right to amend the Offer to purchase the Revised Minimum Number of Shares, the Purchaser also reserves the right (but shall not be obligated) to (i) decline to purchase any of the Shares tendered and terminate the Offer, subject to the terms of the Merger Agreement,
(ii) waive any of the conditions to the Offer, to the extent permitted by applicable law and the provisions of the Merger Agreement, and, subject to complying with applicable rules and regulations of the Securities and Exchange Commission (the "Commission"), purchase all Shares validly tendered or (iii) extend the Offer, subject to the terms of the Merger Agreement, and, subject to the right of Shareholders to withdraw Shares until the Expiration Date, retain the Shares which will have been tendered during the period or periods for which the Offer is extended. The Merger Agreement provides that if the conditions to the Offer are not satisfied, or waived by the Purchaser, as of the initial Expiration Date (or any subsequently scheduled expiration date), the Purchaser may extend the Offer at its discretion for up to ten business days after the initial Expiration Date and may extend the Offer thereafter for longer periods not to exceed 90 calendar days from the date of commencement (unless the Company requests a further extension of up to a maximum of 120 calendar days).

     In the event the Purchaser amends the Offer as described above such that the Purchaser offers to purchase the Revised Minimum Number of Shares, such decrease in the number of Shares being sought will be applicable to all Shareholders whose Shares are accepted for payment pursuant to the Offer and, if at the time notice of any such decrease in the number of Shares being sought is first published, sent or given to holders of such Shares the Offer is scheduled to expire at any time earlier than the period ending on the tenth business day from and including the date that such notice is first so published, sent or given, the Offer will be extended at least until the expiration of such ten business day period. Upon the terms and subject to the conditions of such amended Offer, if more than the Revised Minimum Number of Shares shall be validly tendered and not withdrawn prior to the Expiration Date, the Shares so tendered shall be purchased as provided in Section 2 on a pro rata basis (adjusted to avoid the purchase of fractional shares). Because of the difficulty of determining the precise number of Shares properly tendered, the Purchaser does not expect to be able to announce the final proration factor until approximately five New York Stock Exchange ("NYSE") trading days after the Expiration Date. Preliminary results of proration will be announced by press release as promptly as practicable after the Expiration Date. Shareholders can obtain such information from their brokers. The Purchaser will not pay for any Shares accepted for payment pursuant to the Offer until the final proration factor is known.

     Subject to the Merger Agreement and the applicable rules and regulations of the Commission, the Purchaser reserves the right, in its sole discretion, at any time and from time to time, and regardless of whether or not any of the events set forth in Section 15 hereof shall have occurred or shall have been determined by the Purchaser to have occurred, to (i) extend the period of time during which the Offer is open, and thereby delay acceptance for payment of, or payment for, any Shares by giving oral or written notice of such extension and delay to the Depositary or (ii) waive or reduce any condition or amend the Offer in any other respect by giving oral or written notice of such waiver or amendment to the Depositary. During any such extension, all Shares previously tendered and not properly withdrawn will remain subject to the Offer, subject to the right of a tendering Shareholder to withdraw such Shareholder's Shares. See Section 3. Under no circumstances will interest be paid on the purchase price for tendered Shares, whether or not the Purchaser exercises its right to extend the Offer. Without the prior written consent of the Company, the Purchaser will not (i) decrease the Offer Price or change the form of consideration payable in the Offer, (ii) decrease the number of Shares sought to be purchased in the Offer (except as otherwise contemplated in the Merger Agreement), (iii) change the conditions to the Offer set forth in Section 15 of this Offer to Purchase, (iv) extend the Expiration Date of the Offer, except as required by applicable rules and regulations of the Commission and except that the Purchaser may in its discretion extend the Expiration Date for up to ten business days after the initial Expiration Date and may extend the Offer thereafter for longer periods not to exceed 90 calendar days from the date of commencement (unless the Company requests a further extension of up to a maximum of 120 calendar days) in the event that any condition to the Offer set forth in Section 15 of this Offer to Purchase is not satisfied or waived, (v) impose additional conditions to the Offer or (vi) amend any other term of the Offer in any manner adverse to the Shareholders.

     If by the Expiration Date any or all of the conditions to the Offer have not been satisfied or waived, the Purchaser reserves the right (but shall not be obligated), subject to the Merger Agreement and the applicable rules and regulations of the Commission, to (i) terminate the Offer and not accept for payment or pay for any Shares and return all tendered Shares to tendering Shareholders, (ii) waive or reduce all the unsatisfied conditions and accept for payment and pay for all Shares validly tendered prior to the Expiration Date,
(iii) extend the Offer and, subject to the right of Shareholders to withdraw Shares until the Expiration Date, retain the Shares that have been tendered during the period or periods for which the Offer is extended or (iv) amend the Offer.

     The rights reserved by the Purchaser in the two preceding paragraphs are in addition to the Purchaser's rights pursuant to Section 15. There can be no assurance that the Purchaser will exercise its right to extend the Offer. Any extension, amendment, delay, waiver or termination will be followed as promptly as practicable by public announcement. In the case of an extension, Rule 14e-l(d) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires that the announcement be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date, or the first opening of the Nasdaq National Market ("NNM") on the next business day after the previously scheduled Expiration Date, in accordance with the public announcement requirements of Rule 14e-1 under the Exchange Act. Subject to applicable law (including Rules 14d-4(c) and 14d-6(d) under the Exchange Act, which require that any material change in the information published, sent or given to Shareholders in connection with the Offer be promptly disseminated to Shareholders in a manner reasonably designed to inform Shareholders of such change), and without limiting the manner in which the Purchaser may choose to make any public announcement, the Purchaser will not have any obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a release to the Dow Jones News Service or as otherwise may be required by law. As used in this Offer to Purchase, "business day" has the meaning set forth in Rule 14d-1 under the Exchange Act.

     If the Purchaser makes a material change in the terms of the Offer or the information concerning the Offer or waives a material condition of the Offer, the Purchaser will extend the Offer and disseminate additional tender offer materials to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act. The minimum period during which the Offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or a change in the percentage of securities sought, will depend upon the facts and circumstances then existing, including the relative materiality of the changed terms. For information with respect to a change in price or a change in the percentage of securities sought, a minimum period of ten business days is generally required to allow for adequate dissemination to Shareholders and investor response. If the Purchaser should decide to change the price offered or the percentage of Shares sought, such change will be applicable to all Shareholders who hold any of such respective class of securities.

     The Company has provided the Purchaser with the Company's shareholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase, the related Letter of Transmittal and other relevant materials will be mailed to record holders of Shares whose names appear on the Company's shareholders list and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the shareholder list, or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

SECTION 2. PROCEDURES FOR TENDERING SHARES

     Valid Tender. For a Shareholder validly to tender Shares pursuant to the Offer, either (i) a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof), together with any required signature guarantees, or in the case of a book-entry transfer, an Agent's Message (as defined below), and any other required documents, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date and either (x) certificates for tendered Shares ("Share Certificates") must be received by the Depositary at one of such addresses or (y) such Shares must be delivered pursuant to the procedures for book-entry transfer set forth below (and a Book-Entry Confirmation (as defined below) received by the Depositary), in each case prior to the Expiration Date, or (ii) the tendering Shareholder must comply with the guaranteed delivery procedures set forth below.

     Book-Entry Transfer. The Depositary will establish accounts with respect to the Shares at the Depository Trust Company ("DTC") and the Philadelphia Depository Trust Company (collectively, the "Book-Entry Transfer Facilities") for purposes of the Offer. Any financial institution that is a participant in the system of any of the Book-Entry Transfer Facilities may make book-entry delivery of Shares by causing a Book-Entry Transfer Facility to transfer such Shares into the Depositary's account in accordance with such Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer into the Depositary's account at a Book-Entry Transfer Facility, the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message, and any other required documents, must, in any case, be transmitted to, and received by, the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the tendering Shareholder must comply with the guaranteed delivery procedures described below. The confirmation of a book-entry transfer of Shares into the Depositary's account at a Book-Entry Transfer Facility as described above is referred to herein as a "Book-Entry Confirmation." DELIVERY OF DOCUMENTS TO A BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH SUCH BOOK-ENTRY TRANSFER FACILITY'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

     The term "Agent's Message" means a message transmitted by electronic means by a Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that such Book-Entry Transfer Facility has received an express acknowledgment from the participant in such Book-Entry Transfer Facility tendering the Shares that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Purchaser may enforce such agreement against such participant.

     Participants in DTC may tender their Shares in accordance with DTC's Automated Tender Offer Program ("ATOP"), to the extent it is available to such participants for the Shares they wish to tender. A Shareholder tendering through ATOP must expressly acknowledge that the Shareholder has received and agreed to be bound by the Letter of Transmittal and that the Letter of Transmittal may be enforced against such Shareholder.

     THE METHOD OF DELIVERY OF SHARE CERTIFICATES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH ANY BOOK-ENTRY TRANSFER FACILITY, IS AT THE ELECTION AND RISK OF THE TENDERING SHAREHOLDER. SHARE CERTIFICATES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS WILL BE DEEMED DELIVERED ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY (INCLUDING, IN THE CASE OF A BOOK-ENTRY TRANSFER, BY BOOK-ENTRY CONFIRMATION). IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

     Signature Guarantees. No signature guarantee is required on the Letter of Transmittal (i) if the Letter of Transmittal is signed by the registered holder (which term, for purposes of this Section, includes any participant in any of the Book-Entry Transfer Facilities systems whose name appears on a security position listing as the owner of the Shares) of Shares tendered therewith and such registered holder has not completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the Letter of Transmittal or (ii) if such Shares are tendered for the account of a member firm of a national securities exchange registered with the Commission or of the National Association of Securities Dealers, Inc., or a commercial bank or trust company having an office or correspondent in the United States (an "Eligible Institution"). In all other cases, all signatures on the Letter of Transmittal must be guaranteed by an Eligible Institution. See Instructions 1 and 5 to the Letter of Transmittal. If Share Certificates are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made or Share Certificates for Shares not tendered or not accepted for payment are to be returned to a person other than the registered holder of the Share Certificates surrendered, the tendered Share Certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holders appear on the Share Certificates, with the signatures on the Share Certificates or stock powers guaranteed as described above. See Instructions 1 and 5 to the Letter of Transmittal.

     Guaranteed Delivery. If a Shareholder desires to tender Shares pursuant to the Offer and such Shareholder's Share Certificates are not immediately available or the procedure for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach the Depositary prior to the Expiration Date, such Shareholder's tender may nevertheless be effected provided all the following conditions are met:

          (i) the tender is made by or through an Eligible Institution;

          (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form made available by the Purchaser, is received by the Depositary, as provided below, prior to the Expiration Date; and

          (iii) the Share Certificates, representing all tendered Shares, in proper form for transfer (or a Book-Entry Confirmation with respect to all such Shares), together with a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof), with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, and any other required documents are received by the Depositary within three trading days after the date of execution of such Notice of Guaranteed Delivery. A "trading day" is any day on which the NYSE is open for business.

     The Notice of Guaranteed Delivery may be delivered by hand to the Depositary or transmitted by telegram, telex, facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery made available by the Purchaser.

     Notwithstanding any other provision hereof, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (i) Share Certificates for (or a timely Book-Entry Confirmation with respect to) such Shares, (ii) a Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, and (iii) any other documents required by the Letter of Transmittal. Accordingly, tendering Shareholders may be paid at different times depending upon when Share Certificates or Book-Entry Confirmations with respect to Shares are actually received by the Depositary. Under no circumstances will interest be paid on the purchase price of the Shares to be paid by the Purchaser, regardless of any extension of the Offer or any delay in making such payment.

     The Purchaser's acceptance for payment of Shares validly tendered pursuant to the Offer will constitute a binding agreement between the tendering Shareholder and the Purchaser upon the terms and subject to the conditions of the Offer.

     Appointment as Proxy. By executing a Letter of Transmittal as set forth above, a tendering Shareholder irrevocably appoints designees of the Purchaser as such Shareholder's attorneys-in-fact and proxies in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such

Shareholder's rights with respect to the Shares tendered by such Shareholder and accepted for payment by the Purchaser. All such proxies will be irrevocable and considered coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, the Purchaser accepts such Shares for payment pursuant to the Offer. Upon such acceptance for payment, all prior powers of attorney, proxies and consents given by such Shareholder with respect to such Shares or other securities or rights will, without further action, be revoked and no subsequent powers of attorney, proxies, consents or revocations may be given (and, if given or executed, will not be deemed effective). The designees of the Purchaser will thereby be empowered to exercise all voting and other rights with respect to such Shares and other securities or rights in respect of any annual, special, adjourned or postponed meeting of the Shareholders, actions by written consent in lieu of any such meeting or otherwise, as they in their sole discretion deem proper. The Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon the Purchaser's acceptance for payment of such Shares, the Purchaser must be able to exercise full voting, consent and other rights with respect to such Shares and other securities or rights, including voting at any meeting of Shareholders.

     The foregoing proxies are effective only upon acceptance for payment of Shares pursuant to the Offer. The Offer does not constitute a solicitation of proxies, absent a purchase of Shares, for any meeting of the Shareholders, which will be made only pursuant to separate proxy solicitation materials complying with the Exchange Act.

     Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by the Purchaser, in its sole discretion, whose determination will be final and binding on all parties. The Purchaser reserves the absolute right to reject any or all tenders determined by it not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of the Purchaser's counsel, be unlawful. The Purchaser also reserves the absolute right to waive any defect or irregularity in the tender of any Shares of any particular Shareholder whether or not similar defects or irregularities are waived in the case of other Shareholders. No tender of Shares will be deemed to have been validly made until all defects or irregularities relating thereto have been cured or waived. None of the Purchaser, Parent, Voith, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. The Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding on all parties.

     Backup Withholding. In order to avoid "backup withholding" of federal income tax on payments of cash pursuant to the Offer, a Shareholder surrendering Shares in the Offer must, unless an exemption applies, provide the Depositary with such Shareholder's correct taxpayer identification number ("TIN") on a Substitute Form W-9 and certify under penalties of perjury that such TIN is correct and that such Shareholder is not subject to backup withholding. If a Shareholder does not provide such Shareholder's correct TIN or fails to provide the certifications described above, the Internal Revenue Service may impose a penalty on such Shareholder and the payment of cash to such Shareholder pursuant to the Offer may be subject to backup withholding of 31% of the amount of such payment. All Shareholders surrendering Shares pursuant to the Offer should complete and sign the main signature form and the Substitute Form W-9 included as part of the Letter of Transmittal to provide the information and certification necessary to avoid backup withholding (unless an applicable exemption exists and is proved in a manner satisfactory to the Purchaser and the Depositary).

SECTION 3. WITHDRAWAL RIGHTS

     Except as otherwise provided in this Section 3, tenders of Shares pursuant to the Offer are irrevocable except that Shares tendered pursuant to the Offer may be withdrawn pursuant to the procedures set forth below at any time prior to the Expiration Date and, unless theretofore accepted for payment by the Purchaser pursuant to the Offer, may also be withdrawn at any time after February 15, 1998.

     For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at its address set forth on the back cover of this Offer to Purchase.

Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from the name of the person who tendered the Shares. If Share Certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the release of such Share Certificates, the tendering shareholders must also submit to the Depository the serial numbers shown on the particular Share Certificates evidencing the Shares to be withdrawn and, unless such Shares have been tendered by an Eligible Institution, the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been delivered pursuant to the procedure for book-entry transfer as set forth in Section 2, any notice of withdrawal must also specify the name and number of the account at the appropriate Book-Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with such Book-Entry Transfer Facility's procedures.

     Withdrawals of tenders of Shares may not be rescinded and any Shares properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered by again following one of the procedures described in Section 2 at any time prior to the Expiration Date.

     All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by the Purchaser, in its sole discretion, whose determination will be final and binding on all parties. None of the Purchaser, Parent, Voith, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

SECTION 4. ACCEPTANCE FOR PAYMENT AND PAYMENT

     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Purchaser will accept for payment and will pay for all Shares validly tendered prior to the Expiration Date and not properly withdrawn promptly after the latest to occur of (i) the Expiration Date, (ii) the expiration of all applicable waiting periods under the HSR Act and the satisfaction of conditions under any other applicable Antitrust Laws and (iii) the satisfaction or waiver of the conditions to the Offer set forth in Section
15. All questions as to the satisfaction of such terms and conditions will be determined by the Purchaser, in its sole discretion, whose determination will be final and binding on all parties. See Sections 1, 10 and 15. Notwithstanding the foregoing and subject to applicable rules of the Commission and the terms of the Merger Agreement, the Purchaser expressly reserves the right, in its sole discretion, to delay acceptance for payment of, or payment for, Shares pending receipt of any regulatory approvals specified in Section 16 or in order to comply in whole or in part with any other applicable law. Any such delays will be effected in compliance with Rule 14e-l(c) under the Exchange Act (relating to a bidder's obligation to pay for or return tendered securities promptly after the termination or withdrawal of such bidder's Offer).

     In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) Share Certificates for (or a timely Book-Entry Confirmation with respect to) such Shares, (ii) the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, and (iii) any other documents required by the Letter of Transmittal. The per Share consideration paid to any Shareholder pursuant to the Offer will be the highest per Share consideration paid to any other Shareholder pursuant to the Offer.

     For purposes of the Offer, the Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered to the Purchaser as, if and when the Purchaser gives oral or written notice to the Depositary of the Purchaser's acceptance for payment of such Shares. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for validly tendering Shareholders for the purpose of receiving payment from the Purchaser and transmitting payment to tendering Shareholders.

     UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE OF THE SHARES TO BE PAID BY THE PURCHASER, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

     Upon the deposit of funds with the Depositary for the purpose of making payments to tendering Shareholders, the Purchaser's obligation to make such payments shall be satisfied and tendering Shareholders must thereafter look solely to the Depositary for payment of amounts owed to them by reason of the acceptance for payment of Shares pursuant to the Offer. The Purchaser will pay any stock transfer taxes with respect to the transfer and sale to it or its order pursuant to the Offer, except as otherwise provided in Instruction 6 of the Letter of Transmittal, as well as any charges and expenses of the Depositary and the Information Agent.

     If the Purchaser is delayed in its acceptance for payment of or payment for Shares or is unable to accept for payment or pay for Shares pursuant to the Offer for any reason, then, without prejudice to the Purchaser's rights under the Offer (but subject to compliance with Rule 14e-l(c) under the Exchange Act), the Depositary may, nevertheless, on behalf of the Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent tendering Shareholders are entitled to exercise, and duly exercise, withdrawal rights as described in Section 3.

     If any tendered Shares are not accepted for payment pursuant to the Offer for any reason, Share Certificates evidencing unpurchased Shares will be returned, without expense to the tendering Shareholder (or, in the case of Shares delivered by book-entry transfer of such Shares into the Depositary's account at a Book-Entry Transfer Facility pursuant to the procedure set forth in
Section 2, such Shares will be credited to an account maintained at the appropriate Book-Entry Transfer Facility), as promptly as practicable after the expiration, termination or withdrawal of the Offer.

SECTION 5. CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The receipt of cash for Shares pursuant to the Offer or in the Merger will be a taxable transaction for federal income tax purposes under the Internal Revenue Code of 1986, as amended (the "Code"), and may also be a taxable transaction under applicable state, local or foreign income or other tax laws. Generally, for federal income tax purposes, a tendering Shareholder will recognize gain or loss equal to the difference between the amount of cash received by the Shareholder pursuant to the Offer or the Merger and the aggregate tax basis in the Shares tendered by the Shareholder and purchased pursuant to the Offer or converted in the Merger, as the case may be. Gain or loss will be calculated separately for each block of Shares tendered and purchased pursuant to the Offer or converted in the Merger, as the case may be.

     If Shares are held by a Shareholder as capital assets, gain or loss recognized by the Shareholder will be capital gain or loss, which will be long-term capital gain or loss subject to a maximum rate of 20% if the Shareholder's holding period for the Shares exceeds 18 months. Under present law, an individual will be taxed on his or her net capital gain at a rate of 28% for property held 18 months or less, but more than one year. Special rules (and generally lower maximum rates) apply for individuals in lower tax brackets. Long-term capital gains recognized by a corporate Shareholder will be taxed at a maximum federal marginal tax rate of 35%.

     THE FOREGOING DISCUSSION IS INCLUDED FOR GENERAL INFORMATION ONLY AND IS BASED UPON PRESENT LAW AND MAY NOT BE APPLICABLE WITH RESPECT TO SHARES RECEIVED AS COMPENSATION OR WITH RESPECT TO HOLDERS OF SHARES WHO ARE SUBJECT TO SPECIAL TAX TREATMENT UNDER THE CODE, SUCH AS NON-U.S. PERSONS, LIFE INSURANCE COMPANIES, TAX-EXEMPT ORGANIZATIONS AND FINANCIAL INSTITUTIONS, AND MAY NOT APPLY TO A HOLDER OF SHARES IN LIGHT OF INDIVIDUAL CIRCUMSTANCES. SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO THEM (INCLUDING THE APPLICATION AND EFFECT OF ANY STATE, LOCAL OR FOREIGN INCOME AND OTHER TAX LAWS) OF THE OFFER AND THE MERGER.

SECTION 6. PRICE RANGE OF SHARES; DIVIDENDS ON THE SHARES

     The Common Shares are listed on the NNM under the symbol "MPAC." The following table sets forth the high and low closing sales prices per Share, as reported in publicly available sources for the periods indicated. The Company did not pay any cash dividends on the Common Shares during such periods.

                                                                                 HIGH           LOW
                                                                                 ----           ---
FISCAL YEAR ENDED MARCH 31, 1996:
  First quarter..............................................................    $ 2 3/16    $ 1 15/16
  Second quarter.............................................................      3 1/16      2
  Third quarter..............................................................      2 15/16     2 1/16
  Fourth quarter.............................................................      3 9/16      2 1/2

FISCAL YEAR ENDED MARCH 31, 1997:
  First quarter..............................................................      3 3/4      2 3/4
  Second quarter.............................................................      3 1/8      1 11/16
  Third quarter..............................................................      2 1/4      1 9/32
  Fourth quarter.............................................................      2 3/8      1 3/8

FISCAL YEAR ENDING MARCH 31, 1998
  First quarter..............................................................      1 1/2      1 1/8
  Second quarter.............................................................      2 1/32     1 7/32
  Third quarter (through December 11, 1997)..................................      2          1 19/32

     On December 11, 1997, the last full trading day prior to the announcement of the execution of the Merger Agreement, the Stockholder Agreements and the Stock Option Agreement and of the Purchaser's intention to commence the Offer, the closing sales price of the Shares as reported on the NNM was $1.75. On December 17, 1997, the last full trading day prior to the commencement of the Offer, the closing sales price of the Shares as reported on the NNM was $2.625.

     SHAREHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE COMMON STOCK.

SECTION 7. CERTAIN INFORMATION CONCERNING THE COMPANY

     Except as otherwise set forth herein, the information concerning the Company contained in this Offer to Purchase, including financial information, has been furnished by the Company or has been taken from or based upon publicly available documents and records on file with the Commission and other public sources. None of the Purchaser, Parent or Voith assumes any responsibility for the accuracy or completeness of the information concerning the Company furnished by the Company or contained in such documents and records or for any failure by the Company to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to the Purchaser, Parent or Voith.

     General. The Company is a California corporation with its principal offices at 14600 Winchester Boulevard, Los Gatos, California 95030. According to the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 1997 (the "Company 10-K"), the Company develops, manufactures, sells and services a wide spectrum of computer-based measurement and control systems to the paper industry. The Company's cross-direction ("CD") measurement and control systems reduce CD variations in key variables occurring in the production of virtually all grades of paper. Actuators and sensors primarily improve quality and reduce operating costs which are important in market-limited situations. The Spectrum(TM) drying products are primarily used to improve production. Control of these variables is critical to improving paper quality, increasing production capacity and reducing rejects, energy consumption and raw material costs. The Company's products have been specifically designed for integration with existing paper machine measurement and control systems.

     The Company has stated that its paper industry expertise and specialized applications knowledge of CD controls substantially enhance the development and marketing of its products. The Company's principal customers are among the larger worldwide paper companies normally with sales exceeding $1 billion annually. Additionally, the Company sells its products directly to large paper machine and coater manufacturers.

     Selected Financial Information. Set forth below is certain selected consolidated financial information relating to the Company and its subsidiaries which has been excerpted or derived from the audited financial statements contained in the Company 10-K and the unaudited financial statements contained in the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1997 (the "Company 10-Q"). More comprehensive financial information is included in the Company 10-K, the Company 10-Q and other documents filed by the Company with the Commission. The financial information that follows is qualified in its entirety by reference to such reports and other documents, including the financial statements and related notes contained therein. Such reports and other documents may be examined and copies may be obtained from the offices of the Commission in the manner set forth below.

                              IMPACT SYSTEMS, INC.
                         SELECTED FINANCIAL INFORMATION
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                      SIX MONTHS
                                                        ENDED
                                                    SEPTEMBER 30,        FISCAL YEAR ENDED MARCH 31,
                                                  ------------------    -----------------------------
                                                   1997       1996       1997       1996       1995
                                                  -------    -------    -------    -------    -------
CONSOLIDATED STATEMENTS OF OPERATIONS DATA:
Net Revenues....................................  $9,113     $9,649     $19,756    $17,765    $15,709
Costs and expenses:
  Cost of goods sold............................   4,432      5,139      10,691      8,627      7,603
  Research and development......................   1,087        931       1,982      1,752      1,758
  Selling, general and administrative...........   3,302      3,069       6,049      5,908      5,217
  Provision for legal expenses..................      --         --       1,000         --         --
                                                  -------    -------    -------    -------    -------
Total costs and expenses........................   8,821      9,139      19,722     16,287     14,578
                                                  -------    -------    -------    -------    -------
Operating income................................     292        510          34      1,478      1,131
Interest income, net............................     185        160         346        333        284
Foreign currency gain (loss), net...............       8          7          70        (19)       (23)
Equity in net income (loss) of investee.........       7         29          (2)       199         50
                                                  -------    -------    -------    -------    -------
Income before income taxes and extraordinary
  credit........................................     492        706         448      2,029      1,442
Income taxes....................................      --         --          --         --         --
                                                  -------    -------    -------    -------    -------
Net income......................................  $  492     $  706     $   448    $ 2,029    $ 1,442
                                                  =======    =======    =======    =======    =======
Net income per common share.....................  $  .05     $  .06     $   .04    $   .19    $   .14
                                                  =======    =======    =======    =======    =======
Weighted average common and common equivalent
  shares........................................  10,631     11,025      10,909     10,949     10,677
                                                  =======    =======    =======    =======    =======

                                                   AT SEPTEMBER 30,             AT MARCH 31,
                                                  ------------------    -----------------------------
                                                   1997       1996       1997       1996       1995
                                                  -------    -------    -------    -------    -------
CONSOLIDATED BALANCE SHEET DATA:
Working capital.................................  $10,746    $13,053    $11,096    $12,120    $ 9,897
Total assets....................................  $19,665    $18,201    $18,937    $18,120    $15,134
Long-term obligations, less current portion.....       --         --         --         --         --
Stockholders' equity............................  $14,816    $14,735    $14,321    $13,975    $11,875

     Projected Financial Information. Prior to entering into the Merger Agreement, Parent and the Purchaser conducted a due diligence review of the Company and in connection with such review received certain non-public business and financial information from the Company. Such non-public information included, among other things, projected income statement data for the fiscal years ending March 31, 1998 to 2000. This projected financial information was prepared by the Company's management based on numerous assumptions, including among others, certain market factors and economic assumptions and assumptions regarding revenue growth and gross margins. Set forth below is a summary of projected income statement items for fiscal years ending March 31, 1998 to 2000.

                              IMPACT SYSTEMS, INC.
                             SUMMARY BUSINESS PLAN
                                  1998 TO 2000
                                 (IN THOUSANDS)

                                                      ACTUAL                   PLAN
                                                      -------     -------------------------------
                                                       1997        1998        1999        2000
                                                      -------     -------     -------     -------
SCANNER/SENSORS...................................    $ 4,609     $ 5,000     $ 6,500     $10,000
ACTUATORS
Electric IR.......................................      2,708       2,500       2,500       3,000
Caliper...........................................      2,117       2,000       2,500       3,000
Basis Weight......................................        599         500       1,000       1,500
Remoisturizer.....................................        289         500       1,000       1,000
Addons/Upgrades...................................      1,334         600         500       1,000
GAS SYSTEMS.......................................      3,740       3,500       4,000       5,000
Total-Systems.....................................     15,396      14,600      18,000      24,500
Spares/Service....................................      4,360       4,500       5,000       5,500
                                                       ------      ------      ------     -------
Total Revenue.....................................     19,756      19,000      23,000      30,000
                                                       ------      ------      ------     -------
GROSS MARGIN
Systems...........................................      6,057       6,200       8,000      11,025
Spares/Service....................................      3,008       3,100       3,400       3,850
                                                       ------      ------      ------     -------
Total.............................................      9,065       9,300      11,500      14,875
                                                       ------      ------      ------     -------
Operating Expenses................................      8,031       8,500       9,000       9,600
                                                       ------      ------      ------     -------
Operating Income..................................         34         800       2,400       5,275
Other Income......................................        414         400         600         800
                                                       ------      ------      ------     -------
Pretax Income.....................................        448       1,200       3,000       6,075
Taxes.............................................          0           0           0       1,375
                                                       ------      ------      ------     -------
Net Income........................................    $   448     $ 1,200     $ 3,000     $ 4,700
                                                       ======      ======      ======     =======
Per Share.........................................    $   .04     $   .12     $   .27     $   .43
                                                       ======      ======      ======     =======

     PROJECTED INFORMATION OF THIS TYPE IS BASED ON ESTIMATES AND ASSUMPTIONS THAT ARE INHERENTLY SUBJECT TO SIGNIFICANT ECONOMIC AND COMPETITIVE UNCERTAINTIES AND CONTINGENCIES, ALL OF WHICH ARE DIFFICULT TO PREDICT AND MANY OF WHICH ARE BEYOND THE COMPANY'S CONTROL. ACCORDINGLY, THERE CAN BE NO ASSURANCE THAT THE PROJECTED RESULTS WILL BE REALIZED OR THAT ACTUAL RESULTS WOULD NOT BE SIGNIFICANTLY HIGHER OR LOWER THAN THOSE SET FORTH ABOVE. IN ADDITION, THESE PROJECTIONS DO NOT GIVE EFFECT TO THE OFFER OR THE MERGER, WERE NOT PREPARED WITH A VIEW TO PUBLIC DISCLOSURE OR COMPLIANCE WITH THE PUBLISHED GUIDELINES OF THE

COMMISSION OR THE GUIDELINES ESTABLISHED BY THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS REGARDING PROJECTIONS AND FORECASTS AND ARE INCLUDED IN THIS OFFER TO PURCHASE ONLY BECAUSE SUCH INFORMATION WAS MADE AVAILABLE TO PARENT AND THE PURCHASER BY THE COMPANY. NONE OF PARENT, THE PURCHASER, VOITH, THE COMPANY OR ANY OTHER PARTY ASSUMES ANY RESPONSIBILITY FOR THE ACCURACY OR VALIDITY OF THE FOREGOING PROJECTIONS.

     Available Information. The Company is subject to the informational filing requirements of the Exchange Act and, in accordance therewith, is required to file periodic reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. Information as of particular dates concerning the Company's directors and officers, their remuneration, stock options granted to them, the principal holders of the Company's securities and any material interest of such persons in transactions with the Company is required to be disclosed in proxy statements distributed to the Company's shareholders and filed with the Commission. Such reports, proxy statements and other information should be available for inspection at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and also should be available for inspection at the Commission's regional offices located at Seven World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. The Commission also maintains an Internet site at http://www.sec.gov that contains reports, proxy statements and other information. Copies of such materials may also be obtained by mail, upon payment of the Commission's customary fees, by writing to its principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. The information may also be available for inspection at the offices of The Nasdaq Stock Market, Reports Section, at 1735 K Street, N.W., Washington, D.C. 20006.

SECTION 8. CERTAIN INFORMATION CONCERNING THE PURCHASER, PARENT, VOITH AND FAMILIENGESELLSCHAFT

     The Purchaser is a newly incorporated California corporation and a wholly owned subsidiary of the Parent organized in connection with the Offer and the Merger which to date has not conducted any business other than in connection with the Offer and the Merger. The principal executive offices of the Purchaser are located at c/o Voith Sulzer Paper Technology North America Inc., 2200 N. Roemer Road, Appleton, Wisconsin 54913.

     Until immediately prior to the time that the Purchaser will purchase Shares pursuant to the Offer, it is not anticipated that the Purchaser will have any significant assets or liabilities or engage in activities other than those incident to its formation and capitalization and the transactions contemplated by the Offer and the Merger.

     Parent is a Delaware corporation with its principal executive offices located at 2200 N. Roemer Road, Appleton, Wisconsin 54913. Parent is a paper technology company specializing in stock preparation, paper machinery and finishing.

     Voith is a corporation organized under the laws of the Federal Republic of Germany. Its principal offices are located at Sankt Poltener StraSSe 43, D-89522 Heidenheim, Germany. Voith is a privately held international technology corporation active in the fields of paper technology, power generation equipment and power transmission. Familiengesellschaft J.M. Voith GbR ("Familiengesellschaft") is a family holding company which owns a controlling interest in Voith. Its principal office is located in Mannheim, Germany.

     Voith is not subject to the informational reporting requirements of the Exchange Act, and, accordingly, does not file reports or other information with the Commission relating to its business, financial condition and other matters. Set forth below is certain selected consolidated financial information relating to Voith and its subsidiaries for the fiscal years ended September 30, 1996 and 1995. Financial information for the year ended September 30, 1997 is not currently available. The selected consolidated financial information is denominated in Deutsche Marks and prepared in accordance with Sections 290 et. seq. of the German Commercial Code (i.e., generally accepted accounting principles in the Federal Republic of Germany ("German GAAP")). Although German GAAP differs in certain significant respects from generally accepted accounting principles in the United States, Parent believes that the differences are not material to a decision by a holder of Shares whether to sell, tender or hold any Shares because any such differences would not affect the ability of the Purchaser to obtain sufficient funds to pay for the Shares to be acquired pursuant to the Offer.

                                 J.M. VOITH AG
                  SELECTED CONSOLIDATED FINANCIAL INFORMATION
                           (IN DEUTSCHE MARKS ("DM"))

                                                                         AT OR FOR THE
                                                                    YEAR ENDED SEPTEMBER 30,
                                                                  ----------------------------
                                                                      1996            1995
                                                                  ------------    ------------
                                                                  (IN THOUSANDS)
INCOME STATEMENT DATA:
Amounts in accordance with German GAAP:
Sales..........................................................   DM 3,557,516    DM 2,897,040
Net income(1)..................................................        120,108          27,482
BALANCE SHEET DATA:
Amounts in accordance with German GAAP:
Current assets.................................................      2,275,754       2,118,694
Total assets...................................................      3,106,966       2,946,420
Shareholders' equity(1)........................................        786,526         669,459

-------------------------
(1) Including minority interests.

     The name, citizenship, business address, principal occupation or employment and five-year employment history for each of the directors and executive officers of the Purchaser, Voith and Familiengesellschaft and certain other information are set forth in Schedule I hereto.

     Except as described in this Offer to Purchaser, (i) none of Purchaser, Parent, Voith, Familiengesellschaft or, to the knowledge of the Purchaser, Parent, Voith and Familiengesellschaft, any of the persons listed in Schedule I to this Offer to Purchase or any associate or majority-owned subsidiary of such persons (collectively, the "Purchaser Entities"), beneficially owns or has any right to acquire, directly or indirectly, any equity security of the Company and
(ii) no Purchaser Entity or, to the knowledge of any Purchaser Entity, any of the persons or entities referred to above nor any director, executive officer or subsidiary of any of the foregoing has effected any transaction in any equity security of the Company during the past 60 days.

     Except as provided in the Merger Agreement, the Stock Option Agreement and the Stockholder Agreements and as otherwise described in this Offer to Purchase, no Purchaser Entity or, to the knowledge of any Purchaser Entity, any of the persons listed in Schedule I to this Offer to Purchase, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or voting of such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies. Except as set forth in this Offer to Purchase, since April 1, 1994, no Purchaser Entity or, to the best knowledge of any Purchaser Entity, any of the persons listed on Schedule I hereto, has had any business relationship or transaction with the Company or any of its executive officers, directors or affiliates that is required to be reported under the rules and regulations of the Commission applicable to the Offer. Except as set forth in this Offer to Purchase, since April 1, 1994, there have been no contacts, negotiations or transactions between any Purchaser Entity, or any of their respective subsidiaries or, to the best knowledge of any Purchaser Entity, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and the Company or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets.

SECTION 9. BACKGROUND OF THE OFFER

     In May 1997, Parent and its affiliates completed a strategic review of the opportunities and challenges facing them in the paper industry. As a result of this review, Parent determined that it would be desirable for Parent to gain further competence in the field of paper technology process automation and control. After considering numerous alternatives, Parent concluded that the most efficient way for Parent to further gain such competence was to seek an alliance with an entity that had already developed expertise in the field.

     Following the strategic review, Parent began the process to initiate discussions with several potential business partners, including the Company. On June 20, 1997, Parent sent a letter to Mr. Kenneth P. Ostrow, President and Chief Executive Officer of the Company, to request a meeting in order to discuss a potential strategic relationship between the Company and Parent and its affiliates.

     In late July 1997, representatives of Parent met for two days with representatives of the Company at the Company's offices in Los Gatos, California. At the end of the two-day session, Parent indicated that it was interested in pursuing an equity investment in the Company.

     On August 1, 1997, Parent and the Company entered into a confidentiality agreement. Following execution of the confidentiality agreement, the Company provided Parent with certain information to facilitate Parent's further review and evaluation of the Company.

     In mid-September 1997, representatives of Parent met with a representative of the Company in Los Gatos, California, to discuss potential business combination strategies, including a possible acquisition of the Company for $2.20 to $2.25 per Share subject to certain conditions including the retention of key personnel. The Company representative indicated to Parent that he did not believe that the Company would be interested in pursuing any potential transactions at that price level.

     Following its initial proposal, Parent continued its review of the Company and thereafter approached a representative of the Company and indicated its willingness to increase the acquisition price subject to additional discussions and further due diligence.

     On October 10, 1997, representatives of Parent visited the Company to discuss the terms of a possible business combination. At this meeting, Parent indicated its willingness to pay a purchase price of $2.75 per Share subject to Parent's continuing due diligence review of the Company.

     During this time, Parent contacted Elsag Bailey Process Automation N.V. ("Elsag Bailey"), which, through an affiliate, is a 23% shareholder of the Company, to determine whether Elsag Bailey would consider supporting a business combination between Parent and the Company. M.N. Zaharna, an officer of Elsag Bailey, is a director of the Company.

     From June to November 1997, representatives of Parent had also participated in two parallel discussions regarding a strategic alliance between affiliates of Parent and several competitors of the Company and Elsag Bailey. In neither case could the parties reach agreement.

     During this time, and following the execution of a confidentiality agreement, representatives of Parent and Elsag Bailey, which is a supplier of distributed control systems ("DCS") to various industries, also discussed a possible strategic alliance in the field of machine controls and DCS. On December 3, 1997, Elsag Bailey and an affiliate of Parent entered into a strategic alliance (the "Alliance") which generally provides for a working relationship that integrates Elsag Bailey's DCS into the product line offered by affiliates of Parent, and in particular paper machinery, and which is not contingent upon any potential business combination between Parent and the Company. In addition to other arrangements, under the Alliance, an affiliate of Parent and Elsag Bailey will pursue joint research and development of each parties' respective products and technologies, cross marketing of their respective products and the cross purchase of each other's products where appropriate.

     In mid-November 1997, Parent's legal counsel delivered drafts of the Merger Agreement, the Stockholder Agreements and the Stock Option Agreement to the Company and its legal counsel and other representatives. During the next several weeks, representatives of Parent's legal counsel and the Company's legal counsel discussed various issues concerning the drafts of the Merger Agreement, Stock Option Agreement and Stockholder Agreements. Parent also distributed a draft of the Stockholder Agreements to the two largest shareholders of the Company (Mr. Ostrow and Elsag Bailey), and requested that such parties enter into the Stockholder Agreements in connection with the proposed business combination. Over the next several weeks, representatives of the respective parties discussed various terms and conditions of the proposed form of the Stockholder Agreement.

     All remaining issues under discussion were resolved by a meeting of Parent, its legal counsel, the Company and its legal counsel during the week of December 8, 1997. In addition, during this time, Parent and the parties to the Stockholder Agreements resolved the remaining issues related thereto. Parent also discussed with the Company various arrangements to facilitate the retention of key employees following consummation of the business combination.

     On December 11, 1997, the Company advised Parent that the Board met and approved the Merger Agreement and the Stock Option Agreement. Following approval thereof, the parties executed and delivered the Merger Agreement and the Stock Option Agreement. On December 11, 1997, the Stockholder Agreements were executed by Parent, the Purchaser and other parties thereto.

     Following execution of the foregoing documents, a joint press release announcing the execution of the definitive agreements was issued by Parent and the Company.

SECTION 10. THE MERGER AGREEMENT AND RELATED DOCUMENTS

     The following is a summary of certain provisions of the Merger Agreement, the Stockholder Agreements, the Stock Option Agreement and the Noncompetition Agreement (as defined below). This summary is qualified in its entirety by reference to the Merger Agreement, the Stockholder Agreements, the Stock Option Agreement and the Noncompetition Agreement which are incorporated by reference in this Offer to Purchase and copies of which have been filed with the Commission as exhibits to the Schedule 14D-1. The Merger Agreement, the Stockholder Agreements, the Stock Option Agreement and the Noncompetition Agreement may be examined and copies may be obtained at the places set forth in
Section 7 of the Offer to Purchase.

THE MERGER AGREEMENT

     The Offer. The Merger Agreement provides for the commencement of the Offer as promptly as practicable after the date thereof, but in any event not later than December 18, 1997. The obligation of the Purchaser to, and of Parent to cause the Purchaser to, commence the Offer and accept for payment, and pay for, the Shares validly tendered pursuant to the Offer is subject to the satisfaction of the Minimum Condition prior to the expiration of the Offer and certain other conditions described in Section 15. The Purchaser agrees to purchase all such Shares at a price of $2.75 per Share. The Merger Agreement provides that, without the prior written consent of the Company, the Purchaser will not (i) decrease the Offer Price or change the form of consideration payable in the Offer, (ii) decrease the number of Shares sought to be purchased in the Offer (except as otherwise contemplated in the Merger Agreement), (iii) change the conditions set forth in the Offer, (iv) extend the Expiration Date of the Offer, except as required by applicable rules and regulations of the Commission and except that the Purchaser may in its discretion extend the Expiration Date for up to ten business days after the initial Expiration Date and may extend the Offer thereafter for longer periods not to exceed 90 calendar days from the date of commencement (unless the Company requests a further extension of up to a maximum of 120 calendar days) in the event that any condition to the Offer set forth in Section 15 of this Offer to Purchase is not satisfied or waived, (v) impose additional conditions to the Offer or (vi) amend any other term of the Offer in any manner adverse to the holders of any Shares.

     Subject to the limitations set forth in clause (iv) in the immediately preceding paragraph, in the event the Minimum Condition is not satisfied on any scheduled expiration date of the Offer, the Purchaser may either extend the Offer pursuant to such clause (iv) or amend the Offer to provide that, in the event (i) the Minimum Condition is not satisfied at the next scheduled expiration date of the Offer (after giving pro forma effect to the potential issuance of any Shares under the Stock Option Agreement) and (ii) the number of Shares tendered pursuant to the Offer and not withdrawn as of such next scheduled expiration date is more than 50% of the then outstanding Shares, the Purchaser must waive the Minimum Condition and amend the Offer to reduce the number of Shares subject to the Offer to the Revised Minimum Number of Shares and, if a greater number of Shares is tendered in the Offer and not withdrawn, purchase, on a pro rata basis, the Revised Minimum Number of Shares (it being understood that the Purchaser may, but shall not in any event be required to accept for payment, or pay for, any Shares if less than the Revised Minimum Number of Shares are tendered pursuant to the Offer and not withdrawn at the applicable expiration date of the Offer).

     Recommendation. The Merger Agreement provides that the Board has (i) approved the Merger Agreement, the Stock Option Agreement, the Offer and the Merger and the other transactions contemplated thereby, (ii) determined that the Offer Price to be received by the Shareholders pursuant to the Offer and the Merger is fair to the Shareholders and (iii) recommends that the Shareholders tender their Shares pursuant to the Offer.

     The Merger. Following the consummation of the Offer, the Merger Agreement provides that, subject to the terms and conditions thereof, and in accordance with the GCL, at the Effective Time the Purchaser will be merged with and into the Company. As a result of the Merger, the separate corporate existence of the Purchaser will cease and the Company will continue as the Surviving Corporation. The Merger Agreement provides that Parent, the Purchaser and the Company shall use their commercially reasonable best efforts to consummate the Merger as soon as practicable.

     Pursuant to the Merger Agreement, the Company will, if required by the Company's Amended and Restated Articles of Incorporation and/or applicable California law in order to consummate the Merger, duly call, give notice of, convene and hold a special meeting of its Shareholders (the "Shareholders' Meeting") as soon as practicable following the acceptance for payment and purchase of the Shares by the Purchaser pursuant to the Offer for the purpose of considering and taking action upon the Merger Agreement. The Merger Agreement provides that the Company will (i) prepare and file with the Commission a preliminary proxy statement relating to the Merger and the Merger Agreement and
(ii) use its commercially reasonable best efforts to (x) obtain and furnish the information required to be included by the Commission in the definitive proxy statement and (y) obtain the necessary approvals of the Merger and the Merger Agreement from the Shareholders. The Board, subject to the fiduciary obligations of the Board under applicable law, will include in the proxy statement the recommendation of the Board that the Shareholders vote in favor of the approval of the Merger and the adoption of the Merger Agreement. Parent agrees that it will vote, or cause to be voted, all of the Shares then owned by Parent, the Purchaser or any of its other subsidiaries in favor of the Merger and adoption of the Merger Agreement and take, or cause to be taken, all additional corporate actions necessary for the Purchaser to adopt and approve the Merger Agreement and the transactions contemplated thereby.

     The Merger Agreement provides that in the event that Parent, the Purchaser or any other subsidiary of Parent acquires at least 90% of the outstanding Shares on a fully diluted basis pursuant to the Offer or otherwise, Parent, the Purchaser and the Company will, at the request of Parent and subject to the terms and conditions of the Merger Agreement, take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after such acquisition, without a meeting of Shareholders of the Company, in accordance with Section 1110 of the GCL.

     Conversion of Securities. At the Effective Time, each Share issued and outstanding immediately prior to the Effective Time (other than Shares held by Parent, the Purchaser, any wholly owned subsidiary of Parent or the Purchaser, in the treasury of the Company or by any wholly owned subsidiary of the Company, which Shares, by virtue of the Merger and without any action on the part of the holder thereof, shall be canceled and retired and shall cease to exist with no payment being made with respect thereto, and other than

Shares held by Shareholders who perfect any applicable dissenters' rights under the GCL) shall be converted into the right to receive in cash the Merger Price. See Section 11 for information regarding dissenters' rights. At the Effective Time, the issued and outstanding shares of the Purchaser will be converted into and become the number of validly issued, fully paid and nonassessable shares of common stock of the Surviving Corporation equal to the number of Shares outstanding on a fully diluted basis immediately prior to the Effective Time.

     Pursuant to the Merger Agreement, immediately prior to the Effective Time,
(a) each outstanding option to purchase Common Shares (an "Option") granted under the Company's Discount Stock Option Plan, 1995 Incentive Stock Option Plan, 1985 Incentive Stock Option Plan and 1982 Incentive Stock Option Plan (collectively, the "Option Plans"), whether or not exercisable or vested, will become fully exercisable and vested, (b) each Option which is then outstanding will be canceled and (c) in consideration of such cancellation, and except to the extent that Parent or the Purchaser and the holder of any such Option otherwise agree, immediately following consummation of the Merger, the Company will promptly pay to such holders of Options an amount in respect thereof equal to the product of (x) the excess of the Merger Price over the exercise price thereof and (y) the number of Common Shares subject thereto; provided that the foregoing shall be subject to the obtaining of any necessary consents of the holders of Options, it being agreed that the Company and Parent will use their commercially reasonable best efforts to obtain any such consents.

     Board of Directors. The Merger Agreement provides that, promptly upon payment by the Purchaser for the tendered Shares pursuant to the Offer, subject to certain limitations, the Purchaser shall be entitled to designate such number of directors, rounded up to the next whole number, on the Board as is equal to the product of the total number of directors on the Board (giving effect to any increase in the number of directors pursuant to the Merger Agreement) multiplied by the percentage that the aggregate number of Shares beneficially owned by the Purchaser or its affiliates bears to the total number of Shares then outstanding; provided, however, that the Purchaser will be entitled to designate a number of directors equal to or greater than 50% of the total number of directors only if the Purchaser acquires 90% or more of the outstanding Shares pursuant to the Offer or otherwise. In the Merger Agreement, the Company has agreed, upon the request of the Purchaser, to promptly take all actions necessary to cause the Purchaser's designees to be so elected, including, if necessary, seeking the resignations of one or more existing directors. If the Purchaser's designees are so elected, prior to the Effective Time, the Board shall always have at least two members who are neither officers, directors, stockholders or designees of the Purchaser or any of its affiliates. The Company's obligation to appoint the Purchaser's designees to the Board is subject to compliance with Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder.

     Representations and Warranties. Pursuant to the Merger Agreement, the Company has made customary representations and warranties to Parent and the Purchaser with respect to, among other things, its organization and qualifications, capitalization, authority, financial statements, public filings, tax matters, litigation, compliance with laws, employee benefit plans, intellectual property, granting of certain approvals, information in the proxy statement, year 2000 compliance and the absence of any undisclosed material adverse effects on the Company since March 31, 1997. The Parent and the Purchaser have made customary representations and warranties to the Company with respect to, among other things, its organization and qualifications, authority and financing.

     Covenants. The Merger Agreement contains certain restrictive covenants as to the conduct of the Company, Parent, the Purchaser and the Surviving Corporation in contemplation of the Merger including, without limitation, access by Parent and the Purchaser to information concerning the Company, use of commercially reasonable best efforts to consummate the Merger, use of commercially reasonable best efforts to obtain all consents necessary for the consummation of the Merger, maintenance by the Surviving Corporation of certain employee benefit arrangements and notification of the other parties of certain matters.

     Conduct of Business of the Company. The Company agrees that, except with the prior written consent of the Parent, during the period from execution of the Merger Agreement to the Effective Time, the Company and its subsidiaries will conduct operations only in the ordinary course of business consistent with past practice and will use its best efforts to preserve intact the business organization of the Company and each of its subsidiaries, to keep available the services of its and their present officers and key employees and to preserve the goodwill of those having business relationships with it.

     Solicitation. Pursuant to the Merger Agreement, the Company represents and warrants to, and covenants and agrees with, Parent and the Purchaser that neither the Company nor any of its subsidiaries has any agreement, arrangement or understanding with any potential acquiror that, directly or indirectly, would be violated, or require any payments, by reason of the execution, delivery and/or consummation of the Merger Agreement and the Stock Option Agreement. The Company shall, and shall use its commercially reasonable best efforts to cause its subsidiaries and their officers, directors, employees, investment bankers, attorneys and other agents and representatives to, immediately cease any existing discussions or negotiations with any person (including a "person" as defined in Section 13(d)(3) of the Exchange Act) other than Parent or the Purchaser (a "Third Party") heretofore conducted with respect to any Acquisition Transaction (as hereinafter defined). The Company shall not, and shall use its commercially reasonable best efforts to cause its subsidiaries and their officers, directors, employees, investment bankers, attorneys and other agents and representatives not to, directly or indirectly, (i) solicit, initiate, continue, facilitate or encourage (including by way of furnishing or disclosing non-public information) any inquiries, proposals or offers from any Third Party with respect to, or that could reasonably be expected to lead to, any acquisition or purchase of a material portion of the assets or business of, or any significant equity interest in (including by way of a tender offer), or any amalgamation, merger, consolidation or business combination with, or any recapitalization or restructuring, or any similar transaction involving, the Company or any of its subsidiaries (the foregoing being referred to collectively as an "Acquisition Transaction") or (ii) negotiate, explore or otherwise communicate in any way with any Third Party with respect to any Acquisition Transaction or enter into, approve or recommend any agreement, arrangement or understanding requiring the Company to abandon, terminate or fail to consummate the Offer and/or the Merger or any other transaction contemplated thereby or by the Stock Option Agreement. Notwithstanding anything to the contrary in the foregoing, the Company may in response to an unsolicited written proposal with respect to an Acquisition Transaction involving the acquisition of all of the Shares (or all or substantially all of the assets of Company and its subsidiaries) from a Third Party, (which proposal (x) is not subject to a financing condition and is from a person that a nationally recognized investment bank advises in writing is financially capable of consummating such proposal or
(y) is subject to financing, but is from a person that a nationally recognized investment bank advises in writing is financially capable of achieving such financing to consummate such proposal), (i) furnish or disclose non-public information to such Third Party and (ii) negotiate, explore or otherwise communicate with such Third Party, in each case only if (a) after being advised in writing by its outside counsel with respect to its fiduciary obligations to the Shareholders under applicable law, the Board determines in good faith that taking such action is necessary in the exercise of its fiduciary obligations under applicable law (the proposal with respect to an Acquisition Transaction meeting such requirements being a "Superior Proposal"), (b) prior to furnishing or disclosing any non-public information to, or entering into discussions or negotiations with, such Third Party, the Company receives from such Third Party an executed confidentiality agreement with terms no less favorable in the aggregate to Company than those contained in the confidentiality agreement between an affiliate of Parent and the Company, but which confidentiality agreement shall not provide for any exclusive right to negotiate with Company or any payments by the Company and (c) the Company advises Parent of all such non-public information delivered to such Third Party concurrently with such delivery; provided, however, that the Company shall not, and shall cause its affiliates not to, enter into a definitive agreement with respect to a Superior Proposal unless (x) the Company concurrently terminates the Merger Agreement in accordance with the terms thereof, pays any amounts required under Article VIII of the Merger Agreement and (y) such agreement permits the Company, subject to the fiduciary duties of the Board, to terminate it if it receives a Superior Proposal, such termination and related provisions to be on terms no less favorable to the Company, including as to fees and reimbursement of expenses, as those contained in the Merger Agreement.

     The Merger Agreement provides that the Company shall promptly (but in any event within one business day of the Company becoming aware of same) advise Parent of the receipt by the Company, any of its subsidiaries or any of the Company's bankers, attorneys or other agents or representatives of any inquires or proposals relating to an Acquisition Transaction and any actions taken pursuant to the immediately preceding paragraph. The Company shall promptly (but in any event within three business days of the Company becoming aware of same) provide Parent with a copy of any such inquiry or proposal in writing and a written statement with respect to any such inquiries or proposals not in writing, which statement shall include the identity of the parties making such inquiries or proposal and the material terms thereof; provided, however, that the Company shall not be obligated to provide a copy of, or a written statement with respect to, any such inquiry if, after being advised in writing by its outside legal counsel with respect to its fiduciary obligations, the Board determines that not providing such copy or written statement is necessary to allow the Board to fulfill its fiduciary duties to the Shareholders under applicable law. The Company shall, from time to time, promptly (but in any event within one business day of the Company becoming aware of same) inform Parent of the status and content of and material developments (including calling meetings of the Board to take action with respect to such Acquisition Transaction) with respect to any discussions regarding any Acquisition Transaction with a Third Party; provided, however, that the Company shall not be obligated to make such disclosure if, after being advised in writing by its outside legal counsel with respect to its fiduciary obligations, the Board determines that not providing such disclosure is necessary to allow the Board to fulfill its fiduciary duties to the Shareholders under applicable law. For the avoidance of doubt, the Company agrees that it will not enter into any agreement with respect to a Superior Proposal unless and until Parent has been given the opportunity at least six business days prior to the entering into such agreement to match the terms of such agreement.

     Indemnification and Insurance.  The Merger Agreement provides as follows:

          (a) The Purchaser and Parent agree that until six years from the date the Shares are purchased by Parent or the Purchaser in the Offer (the "Acceptance Date"), the Purchaser will maintain all rights to indemnification now existing in favor of the directors, officers, employees, fiduciaries and agents of the Company as provided in the Company's Amended and Restated Articles of Incorporation and Bylaws or otherwise in effect under any agreement on the date of the Merger Agreement and that the Amended and Restated Articles of Incorporation and Bylaws of the Purchaser shall not be amended to reduce or limit the rights of indemnity afforded to the present and former directors and officers of the Company, or the ability of the Purchaser to indemnify them, nor to hinder, delay or make more difficult the exercise of such rights of indemnity or the ability to indemnify.

          (b) The Purchaser will at all times exercise the powers granted to it by its Amended and Restated Articles of Incorporation, its Bylaws, and by applicable law to indemnify and hold harmless to the fullest extent possible present or former directors, officers, employees, fiduciaries and agents of the Company against any threatened or actual claim, action, suit, proceeding or investigation made against them arising from their service in such capacities (or service in such capacities for another enterprise at the request of the Company) prior to, and including the Acceptance Date for at least six years from the Acceptance Date. Parent shall assume and perform the obligations of the Purchaser under this section of the Merger Agreement, provided, that any indemnified party shall make a good faith effort (which shall not include any requirement to bring any suit, claim, action, or other proceeding) to cause the Purchaser to perform its obligations under this section of the Merger Agreement before requesting Parent to assume and perform such obligations.

          (c) Should any threatened or actual claim, action, suit, proceeding or investigation be made against any present or former director, officer, employee, fiduciary or agent of the Company, arising from his services as such, within six years from the Effective Time, the indemnification provisions of the Merger Agreement shall continue in effect until the final disposition of all such claims.

          (d) Any indemnified party wishing to claim indemnification under the Merger Agreement, upon learning of any such action, suit, claim, proceeding or investigation, shall notify Parent and the Purchaser within 15 days thereof; provided, however, that any failure so to notify Parent and the Purchaser of any obligation to indemnify such indemnified party or of any other obligation imposed by the Merger Agreement shall not affect such obligations except to the extent Parent and/or the Purchaser is actually prejudiced thereby. Parent and the Purchaser shall be entitled to assume the defense of any such action, suit, claim, proceeding or investigation with counsel of its choice, unless there is, under applicable standards of professional conduct, a conflict of any significant issue between the positions of Parent and the Purchaser, on the one hand, and the indemnified parties, on the other hand, in which event the indemnified parties as a group may retain one law firm to represent them with respect to such matter. Neither Parent or the Purchaser, on the one hand, nor the indemnified parties, on the other hand, may settle any such action, suit, claim, proceeding or investigation without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed.

          (e) In addition to the foregoing, Parent shall cause the Purchaser to honor in accordance with their terms any indemnification agreements in existence on the date of the Merger Agreement between the Company and any present or former director, officer, employee, fiduciary or agent of the Company.

          (f) The parties agree that the indemnification provisions of the Merger Agreement will not require Parent or the Purchaser to maintain directors' and officers' insurance coverage in favor of the Company's present and former directors and officers.

          (g) Notwithstanding anything in the Merger Agreement to the contrary, in the event the Merger Agreement is terminated in accordance with its terms before the consummation of the Merger, the Purchaser's and Parent's obligations under the indemnification provisions of the Merger Agreement shall cease upon such termination.

     Waiver. Subject to Section 1.03(c) of the Merger Agreement, at any time prior to the Effective Time, the parties may (i) extend the time for performance of any obligations or other acts of any other party, (ii) waive any inaccuracies in the representations and warranties contained in the Merger Agreement by any other party or (iii) waive compliance with any of the agreements of any other party or with any conditions of its own obligations.

     Termination. The Merger Agreement provides that the Merger Agreement may be terminated and the Merger contemplated thereby may be abandoned at any time prior to the Effective Time, whether or not approval thereof by the Shareholders has been obtained:

          (a) by the mutual written consent of Parent, the Purchaser and the Company prior to the date on which Parent's designees constitute a majority of the Board; or

          (b) by the Company if the Company is not in material breach of any of its representations, warranties, covenants or agreements contained in the Merger Agreement and the Stock Option Agreement and if (i) the Purchaser fails to commence the Offer as provided in Section 1.01 of the Merger Agreement, (ii) the Purchaser shall not have accepted for payment and paid for Shares pursuant to the Offer in accordance with the terms thereof on or before April 30, 1998 or (iii) the Purchaser fails to purchase validly tendered Shares in violation of the terms of the Offer or the Merger Agreement; or

          (c) by Parent or the Company if the Offer expires or is terminated or withdrawn pursuant to its terms without any Shares being purchased thereunder; provided, however, that Parent may terminate the Merger Agreement pursuant to this clause (c) upon the termination or withdrawal of the Offer only if Parent's or the Purchaser's termination or withdrawal of the Offer is not in violation of the terms of the Merger Agreement or the Offer; or

          (d) by Parent or the Company if any court or other governmental entity shall have issued, enacted, entered, promulgated or enforced any order, judgment, decree, injunction, or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, judgment, decree, injunction, ruling or other action shall have become final and nonappealable; or

          (e) by the Company if, prior to the purchase of Shares pursuant to the Offer in accordance with the terms of the Merger Agreement, (i) there shall have occurred, on the part of Parent or the Purchaser, a material breach of any representation or warranty, covenant or agreement contained in the Merger Agreement which is not curable or, if curable, is not cured within seven business days after written notice of such breach is given by the Company to the party committing the breach or (ii) the Company (A) enters into a definitive agreement with respect to a Superior Proposal after complying with the terms of the Merger Agreement, and (B) pays any termination fee and agrees to pay any other amounts required under Section 8.03(b) of the Merger Agreement; or

          (f) by Parent if, prior to the purchase of Shares pursuant to the Offer in accordance with the terms of the Merger Agreement, (i) there shall have occurred, on the part of the Company, a breach of any representation, warranty, covenant or agreement contained in the Merger Agreement which individually, or in the aggregate, if not cured would be reasonably likely to have a material adverse effect on the Company and which is not curable or, if curable, is not cured within the later of (x) seven business days after written notice of such breach is given by Parent to the Company and
     (y) the satisfaction of all conditions to the Offer not related to such breach or (ii) the Board or committee thereof shall have withdrawn or modified (or shall have resolved to withdraw or modify), in a manner adverse to Parent, its approval or recommendation of the Merger Agreement or any of the transactions contemplated thereby and the Board and such committee shall not have fully reinstated such approval or recommendations within two business days or shall have recommended (or shall have resolved to recommend) an Acquisition Transaction (other than the Offer and Merger) to the Shareholders and at least ten business days shall have passed since such recommendation (or resolution); or

          (g) by Parent if it is not in material breach of its obligations hereunder or under the Offer and no Shares shall have been purchased pursuant to the Offer on or before April 30, 1998.

     Fees and Expenses. The Merger Agreement provides that whether or not the Merger is consummated, all costs and expenses incurred in connection with the Offer, the Merger Agreement, the Stock Option Agreement and the transactions contemplated thereby shall be paid by the party incurring such expenses.

     In the event the Merger Agreement is terminated pursuant to Section 8.01(e)(ii), 8.01(f)(i) (other than for a termination due to an unintentional breach of a representation or warranty by the Company) or 8.01(f)(ii) of the Merger Agreement, then the Company shall promptly reimburse Parent for the documented out-of-pocket fees and expenses (but in no event greater than $500,000) of Parent and the Purchaser related to the Merger Agreement, the Stock Option Agreement, the transactions contemplated thereby and any related financing and in the event the Merger Agreement is terminated pursuant to
Section 8.01(e)(ii) of the Merger Agreement, then the Company shall promptly pay Parent a termination fee of $1,200,000 by wire transfer of same day funds to an account designated by Parent as a condition of such termination.

     The Merger Agreement provides that in the event that (i) any person shall have publicly disclosed a proposal regarding an Acquisition Transaction and (ii) following such disclosure, either (x) April 30, 1998 occurs without the Revised Minimum Number being satisfied or the requisite Shareholder approval of the Merger being obtained (other than as a result of a material breach thereof by Parent or the Purchaser that has not been cured within the time period set forth in Article VIII of the Merger Agreement) or (y) the Company breaches (prior to the time that the designees of the Purchaser constitute a majority of the Board) any of its material obligations thereunder and does not cure such breach within the time period set forth in Article VIII of the Merger Agreement or (z) if the Merger Agreement is terminated pursuant to Section 8.01(f)(ii), and (iii) not later than twelve months after any such termination the Company shall have entered into an agreement for an Acquisition Transaction, or an Acquisition Transaction shall have been consummated, then the Company shall promptly, but in no event later than immediately prior to, and as a condition of, entering into such definitive agreement, or, if there is no such definitive agreement then immediately upon consummation of the Acquisition Transaction, pay Parent a termination fee of $1,200,000 which amount shall be payable by wire transfer of same day funds to an account designated by Parent. Notwithstanding anything to the contrary contained in the Merger Agreement, in no event shall the Company be obligated to pay more than one termination fee in accordance with the Merger Agreement.

THE STOCKHOLDER AGREEMENTS

     Concurrently with the execution of the Merger Agreement, Parent and the Purchaser entered into Stockholder Agreements with each of the Selling Shareholders with respect to, in the aggregate, 3,047,384 Common Shares (excluding Shares issuable upon the exercise of stock options) owned by such Selling Shareholders representing approximately 29% of the Common Shares outstanding on December 11, 1997. The Selling Shareholders are Elsag International N.V., which is the beneficial of approximately 23% of the Shares, and Kenneth P. Ostrow, the President and Chief Executive Officer of the Company. Pursuant to the

Stockholder Agreements, each of the Selling Shareholders has agreed to validly tender, in accordance with the terms of the Offer, all Shares subject to the Stockholder Agreements. Each of the Selling Shareholders has agreed not to withdraw its or his shares subject to the Stockholder Agreements unless the Stockholder Agreements are terminated in accordance with the terms of such Stockholder Agreements. Each of the Selling Shareholders has granted the Purchaser an irrevocable option to purchase all but not less than all of the Selling Shareholders' Shares at the Offer Price. The option will become exercisable following termination of the Merger Agreement pursuant to certain provisions thereof. In the event the option becomes exercisable and the Purchaser acquires the Selling Shareholders' Shares thereunder, the Selling Shareholders will be entitled to receive, upon any subsequent disposition, transfer or sale of such Shares by the Purchaser during the term of the Stockholder Agreements, an amount per share in cash equal to 50% of the difference between the net proceeds received per share in such sale and the Offer Price.

     Pursuant to the Stockholder Agreements, each of the Selling Shareholders has agreed, at any meeting of the Shareholders, to vote (or cause to be voted) all shares subject to the foregoing options in furtherance of the consummation of all actions contemplated by the Merger Agreement and against any proposal relating to an Acquisition Transaction and against any action or agreement that would, among other things, impede, frustrate, prevent or nullify the Merger Agreement. The Selling Shareholders have granted Parent an irrevocable proxy to vote the Shares subject to the foregoing options in favor of the Merger Agreement and the transactions contemplated thereby and against any proposed Acquisition Transaction. Pursuant to the Stockholder Agreements, each of the Selling Shareholders has agreed, solely in its capacity as a stockholder of the Company, that neither it nor any controlled affiliates, representatives or agents of it would encourage, solicit, participate in or initiate discussions or negotiations with, or provide any information to, any corporation, partnership, person or other entity or group (other than Parent, the Purchaser or any of their respective affiliates or representatives) concerning any proposal relating to an Acquisition Transaction. Each such Selling Shareholder has also agreed to immediately cease any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Transaction.

     Each of the Selling Shareholders has agreed that, except as contemplated by the Stockholder Agreements, it or he shall not (i) transfer, or consent to the transfer of, any or all of the Shares or any interest therein, (ii) enter into any contract, option, or other agreement or understanding with respect to any transfer of any or all of the Shares or any interest therein, (iii) grant any proxy, power-of-attorney or other authorization in or with respect to the Shares, (iv) deposit the Shares into a voting trust or enter into a voting agreement or arrangement with respect to the Shares or (v) take any other action that would in any way restrict, limit or interfere with the performance of its obligations under the Stockholder Agreements or the Merger Agreement.

     The covenants, agreements and proxy contained in the Stockholder Agreements will terminate upon the earlier of (i) the Effective Time, (ii) one year following the execution of the Stockholder Agreements or (iii) the termination of the Merger Agreement in certain circumstances.

THE STOCK OPTION AGREEMENT

     Grant of Stock Option. Pursuant to the Stock Option Agreement, the Company granted to the Purchaser the Stock Option to purchase the Option Shares at the Option Price, subject to the terms and conditions set forth in the Stock Option Agreement; provided, however, that the Stock Option will not be exercisable if the number of shares subject thereto exceeds the number of authorized Shares available for issuance.

     Exercise of Stock Option. The Stock Option Agreement provides that, subject to the conditions set forth in the Stock Option Agreement and any additional requirements of law, the Stock Option may be exercised by the Purchaser, in whole but not in part, at any one time after the occurrence of an Exercise Event (as defined below) and prior to the Termination Date (as defined below). For the purpose of the Stock Option Agreement, an "Exercise Event" would occur upon the Purchaser's acceptance for payment pursuant to the Offer of Shares constituting more than 50% but less than 90% of the Shares then outstanding on a fully diluted basis, and the "Termination Date" would occur upon the first to occur of any of the following: (i) the

Effective Time; (ii) the date which is ten business days after the occurrence of an Exercise Event; and (iii) the termination of the Merger Agreement.

     Conditions to Closing. The Stock Option Agreement provides that the obligation of the Company to deliver Option Shares upon the exercise of the Stock Option is subject to the following conditions: (i) all waiting periods, if any, under the HSR Act applicable to the issuance of the Option Shares shall have expired or have been terminated and the conditions under any other applicable Antitrust Laws shall have been satisfied and (ii) there shall be no preliminary or permanent injunction or other final, non-appealable judgement by a court of competent jurisdiction preventing or prohibiting the exercise of the Stock Option or the delivery of the Option Shares in respect of such exercise.

     Representations and Warranties. The Stock Option Agreement contains various representations and warranties of the parties thereto, including representations by the Company as to the Company's corporate organization and authority relative to the Stock Option Agreement, the Company's authority to issue the Option Shares and the absence of any conflicts and the making or obtaining of all applicable filings and consents.

THE NONCOMPETITION AGREEMENT

     Simultaneously with the execution of the Merger Agreement, and in order to preserve and protect the assets of the Company, including the Company's goodwill, customers and trade secrets, and to preserve and protect Parent's goodwill and business interests going forward, Parent entered into a Noncompetition Agreement (the "Noncompetition Agreement") with Kenneth P. Ostrow, the President and Chief Executive Officer of the Company.

     In consideration for Mr. Ostrow's performance pursuant to the terms and conditions of the Noncompetition Agreement, Parent will pay Mr. Ostrow $700,000 at the Effective Time, $432,000 on the first anniversary of the Effective Time and $467,000 on the second anniversary of the Effective Time. The Noncompetition Agreement further provides that during the period beginning at the Effective Time and continuing for five years thereafter, Mr. Ostrow will not enter into the employ of, or render services to, any firm, corporation or organization in a capacity that gives him responsibility for that segment of such entity's business which derives more than 10% of its annual revenues from sales of products which directly compete with products which were offered by the Company at the Effective Time. The geographical scope of the foregoing restriction includes all cities, counties and states of the United States of America and all foreign nations in which Parent, the Company or any of their subsidiaries has engaged in sales, or otherwise conducted business or selling efforts, at any time during the two years prior to the Effective Time.

SECTION 11. PURPOSE OF THE OFFER; PLANS FOR THE COMPANY AFTER THE OFFER AND THE
            MERGER

     Purpose of the Offer. The purpose of the Offer and the Merger is to enable Parent to acquire control of, and the entire equity interest in, the Company. The Offer, as the first step in the acquisition of the Company, is intended to facilitate the acquisition of all the Shares. Parent will consummate, as soon as practicable following the consummation of the Offer, the Merger. The purpose of the Merger is to acquire all Shares not purchased pursuant to the Offer or otherwise. Pursuant to the Merger, each then outstanding Share (other than Shares held by Parent or the Purchaser, any wholly owned subsidiary of Parent or the Purchaser, in the treasury of the Company or by any wholly owned subsidiary of the Company or held by Shareholders who perfect any applicable dissenters' rights under the GCL) will be converted into the right to receive the amount in cash equal to the Offer Price paid by the Purchaser pursuant to the Offer. Upon consummation of the Merger, the Company will become a wholly owned subsidiary of Parent.

     Plans for Merger Consummation. Under the GCL, the approval of the Board and the affirmative vote of the holders of a majority of the outstanding Shares is required to approve the Merger and the Merger Agreement. The Board has approved the Merger Agreement, and, unless the Merger is consummated pursuant to the short-form merger provisions under the GCL described below, the only remaining required corporate action of the Company is the approval of the Merger and the adoption of the Merger Agreement by the affirmative vote of the holders of a majority of the Shares. Accordingly, if the Minimum Condition is satisfied, the Purchaser will have sufficient voting power to cause the approval of the Merger Agreement and the transactions contemplated thereby without the affirmative vote of any other Shareholder.

     In the Merger Agreement, the Company has agreed to take all action necessary to convene the Shareholders' Meeting as soon as practicable after the consummation of the Offer for the purpose of considering and taking action on the Merger Agreement and the transactions contemplated thereby, if such action is required by the GCL. Parent and the Purchaser have agreed that all Shares owned by them and their subsidiaries will be voted in favor of the Merger Agreement and the transactions contemplated thereby.

     If the Purchaser purchases Shares pursuant to the Offer, the Merger Agreement provides that the Purchaser will be entitled to designate representatives to serve on the Board in proportion to the Purchaser's ownership of Shares following such purchase; provided, however, that the Purchaser will be entitled to designate a number of directors equal to or greater than 50% of the total number of directors only if Purchaser purchases 90% or more of the outstanding Shares. See Section 10. The Purchaser expects that such representation would permit the Purchaser to exert substantial influence over the Company's conduct of its business and operations.

     Under the GCL, if the Purchaser acquires, pursuant to the Offer, the Stock Option or otherwise, at least 90% of the outstanding Shares, the Purchaser will be able to effect the Merger without a vote of the Shareholders. In such event, Parent, the Purchaser and the Company have agreed in the Merger Agreement to take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after such acquisition, without a meeting of the Shareholders.

     In the event that more than 50% of the Shares then outstanding are tendered pursuant to the Offer and not withdrawn, but less than 90% of the Shares then outstanding on a fully diluted basis are subject to acquisition by the Purchaser pursuant to the Offer and the Stock Option, the Purchaser will waive the Minimum Condition and amend the Offer to reduce the number of Shares subject to the Offer to the Revised Minimum Number of Shares and, if a greater number of Shares are tendered into the Offer and not withdrawn, purchase, on a pro rata basis, the Revised Minimum Number of Shares (it being understood that the Purchaser may, but shall not in any event be required to accept for payment, or pay for, any Shares if less than the Revised Minimum Number of Shares are tendered pursuant to the Offer and not withdrawn at the applicable expiration date of the Offer).

     The Company's Amended and Restated Articles of Incorporation provide that the affirmative vote of the holders of not less than 66 2/3% of the total voting power of the Company's outstanding voting securities is required to approve, among other things, any merger or consolidation of the Company or any of its subsidiaries with any Interested Stockholder (defined to mean, among other things, the beneficial owner of more than 10% of the voting power of the then outstanding voting stock) or with any other corporation which is, or after such merger or consolidation would be, an affiliate or associate of an Interested Stockholder; provided, however, that this supermajority voting requirement shall not be applicable to any such merger which is approved by the Board (so long as not all of the members of the Board are Interested Directors), in which event such merger shall then require only the affirmative vote as is required by law. For purposes of the Company's Amended and Restated Articles of Incorporation, the term "Interested Director" means any member of the Board who is an affiliate or nominee of an Interested Stockholder or who is nominated to the Board by directors a majority of whom are Interested Directors; provided, however, that a director who would be an Interested Director shall not be deemed to be an Interested Director with respect to a proposed business combination with a person other than the Interested Stockholder (or any affiliate of such Interested Stockholder) with whom he or she is affiliated, by whom he or she was nominated, or who is an affiliate of or has nominated the Interested Directors nominating him or her. Parent believes that the described supermajority voting requirement is not applicable to the Offer or the Merger and the Company has made a representation and warranty in the Merger Agreement to that effect.

     Dissenters' Rights. Holders of Shares do not have dissenters' rights as a result of the Offer. However, in connection with the Merger, holders of Shares, by complying with the provisions of Chapter 13 of the GCL, may have certain rights to dissent and to require the Company to purchase their Shares for cash at "fair market value." In general, holders of Shares will be entitled to exercise dissenters' rights under the GCL only if the holders of five percent or more of the outstanding Shares properly file demands for payment or if the Shares held by such holders are subject to any restriction on transfer imposed by the Company or any law or regulation ("Restricted Shares"). Accordingly, any holder of Restricted Shares and, if the holders of five percent or more of the Shares properly file demands for payment, all other such holders who fully comply with all other applicable provisions of Chapter 13 of the GCL will be entitled to require the Company to purchase their Shares for cash at their fair market value if the Merger is consummated. In addition, if immediately prior to the Effective Time, the Shares are not listed on a national securities exchange such as the NNM or on the list of OTC margin stocks issued by the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), holders of Shares may likewise exercise their dissenters' rights as to any or all of their Shares entitled to such rights. If the statutory procedures under the GCL relating to dissenters' rights were complied with, such rights could lead to a judicial determination of the fair market value of the Shares. The "fair market value" would be determined as of the day before the first announcement of the terms of the Merger, excluding any appreciation or depreciation in consequence of the Merger. The value so determined could be more or less than the Merger Price.

     Plans for the Company. It is expected that, initially following the Merger, the business and operations of the Company will, except as set forth in this Offer to Purchase, be continued by the Company substantially as they are currently being conducted. Parent will continue to evaluate the business and operations of the Company during the pendency of the Offer and after the consummation of the Offer and the Merger, and will take such actions as it deems appropriate under the circumstances then existing. Parent intends to seek additional information about the Company during this period. Thereafter, Parent intends to review such information as part of a comprehensive review of the Company's business, operations, capitalization and management with a view to optimizing exploitation of the Company's potential in conjunction with Parent's businesses.

     Except as indicated in this Offer to Purchase, Parent does not have any present plans or proposals which relate to or would result in an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving the Company or any of its subsidiaries, a sale or transfer of a material amount of assets of the Company or any of its subsidiaries or any material change in the Company's capitalization or dividend policy or any other material changes in the Company's corporate structure or business, or the composition of the Board or the Company's management.

SECTION 12. SOURCE AND AMOUNT OF FUNDS

     The total amount of funds required by the Purchaser to purchase all of the Shares pursuant to the Offer and to pay fees and expenses related to the Offer and the Merger is estimated to be approximately $33.0 million. The Purchaser will obtain all funds needed for the Offer and the Merger through a capital contribution from Parent. Parent will obtain all such funds through a capital contribution from Voith. Voith will supply such funds from working capital and other cash on hand.

     The Offer is not conditioned on obtaining financing.

SECTION 13. EFFECT OF THE OFFER ON THE MARKET FOR THE SHARES; EXCHANGE ACT
            REGISTRATION; MARGIN REGULATIONS

     The Purchaser intends to seek to cause the Company to terminate the registration of the Shares under the Exchange Act as soon after the completion of the Offer as the requirements for such termination are met. If registration of the Shares is not terminated prior to the Merger, the registration of the Shares under the Exchange Act will be terminated following the consummation of the Merger.

     Market for the Shares. The purchase of Shares pursuant to the Offer will reduce the number of holders of Shares and the number of Shares that might otherwise trade publicly and could adversely affect the liquidity and market value of the remaining Shares held by the public.

     Depending upon the aggregate market value and per share price of any Shares not purchased pursuant to the Offer, the Shares may no longer meet the standards of the National Association of Securities Dealers, Inc. (the "NASD") for continued inclusion in the NNM, which require that an issuer have either (i) at least 750,000 publicly held shares with a market value of $5 million and a minimum bid price of $1.00 per share held by at least 400 stockholders holding round lots and have net tangible assets of at least $4 million or (ii) at least
1.1 million publicly held shares with a market value of $15 million and a minimum bid price of $5.00 per share held by at least 400 stockholders holding round lots and have either a market capitalization of at least $50 million or both total assets and total revenue of at least $50 million. If these standards are not met, the Shares might nevertheless continue to be included in The Nasdaq Stock Market with quotations published in the Nasdaq "additional list," or in one of the "local lists." However, if the number of holders of Common Stock falls below 300, or if the number of publicly held Shares falls below 100,000, or if there are not at least two market makers for such Shares, NASD rules provide that the Shares would no longer be "qualified" for The Nasdaq Stock Market reporting, and The Nasdaq Stock Market would cease to provide any quotations. Shares held directly or indirectly by an officer or director of the Company, or by any beneficial owner of more than 10% of the Shares, ordinarily will not be considered as being publicly held for this purpose. If, as a result of the purchase of Shares pursuant to the Offer or otherwise, the Shares no longer meet the NASD requirements for continued inclusion in the NNM or in any other tier of The Nasdaq Stock Market, and the Shares are no longer included in any tier of The Nasdaq Stock Market, the market for such Shares could be adversely affected.

     In the event the Shares no longer meet the requirements of the NASD for inclusion in any tier of The Nasdaq Stock Market, quotations might still be available from other sources. The extent of the public market for Shares and availability of such quotations would, however, depend upon the number of holders of Shares remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration under the Exchange Act, as described below, and other factors.

     Exchange Act Registration. The Shares are currently registered under the Exchange Act. Registration of the Shares under the Exchange Act may be terminated upon application of the Company to the Commission if the Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to its Shareholders and to the Commission and would make certain provisions of the Exchange Act no longer applicable to the Company, such as the short-swing profit recovery provisions of Section 16(b) of the Exchange Act, the requirement of furnishing a proxy statement pursuant to Section 14(a) of the Exchange Act in connection with Shareholders' meetings and the related requirement of furnishing an annual report to Shareholders and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions. Furthermore, the ability of "affiliates" of the Company and persons holding "restricted securities" of the Company to dispose of such securities pursuant to Rule 144 or 144A promulgated under the Securities Act of 1933, as amended, may be impaired or eliminated. The Purchaser intends to seek to cause the Company to apply for termination of registration of the Shares under the Exchange Act as soon after the completion of the Merger as possible.

     If registration of the Shares is not terminated prior to the Merger, then the Shares will be delisted from all stock exchanges and the registration of the Shares under the Exchange Act will be terminated following the consummation of the Merger.

     Margin Regulations. The Shares are currently "margin securities" under the regulations of the Federal Reserve Board which has the effect, among other things, of allowing brokers to extend credit on the collateral of the Shares. Depending upon factors similar to those described above regarding listing and market quotations, it is possible that, following the Offer, the Shares would no longer constitute "margin securities" for the purposes of the margin regulations of the Federal Reserve Board and therefore could no longer be used as collateral for loans made by brokers.

SECTION 14. DIVIDENDS AND DISTRIBUTIONS

     The Merger Agreement provides that, prior to the Effective Time, without the prior written consent of Parent, the Company will not, and will not permit any of its subsidiaries to, (i) declare, set aside or pay any dividend or other distribution on its capital stock, (ii) except as explicitly permitted by the Merger Agreement, issue, sell or authorize the issuance or sale of any additional shares of its capital stock or securities convertible into shares of its capital stock or (iii) split, combine, redeem, purchase or otherwise acquire, or propose to redeem or purchase or otherwise acquire, any shares of its capital stock.

SECTION 15. CERTAIN CONDITIONS OF THE OFFER

     Notwithstanding any other provisions of the Offer, the Purchaser shall not be required to accept for payment or pay for any tendered Shares, unless the Minimum Condition has been satisfied; provided, however, that the Minimum Condition may be waived by the Purchaser and the Revised Minimum Number may be substituted therefor in certain circumstances. Furthermore, notwithstanding any other provisions of the Offer, the Purchaser shall not be required to accept for payment or pay for any tendered Shares until expiration of all applicable waiting periods under the HSR Act and the satisfaction of conditions under any other applicable Antitrust Laws, and may, subject to the terms of the Merger Agreement, amend the Offer or postpone the acceptance for payment of tendered Shares if at any time on or after December 11, 1997, and before the Expiration Date, any of the following occur:

          (a) any order, preliminary or permanent injunction, decree, judgment or ruling in any suit, action or proceeding is entered that (i) makes illegal or otherwise directly or indirectly restrains or prohibits the acquisition by Parent or the Purchaser of any Shares under the Offer or the making or consummation of the Offer or the Merger, the performance by the Company of any of its material obligations under the Merger Agreement or the Stock Option Agreement or the consummation of any purchase of Shares contemplated by the Merger Agreement, the Stock Option Agreement or related agreements, (ii) prohibits or limits the ownership or operation by the Company, Parent or any of their respective subsidiaries of a material portion of the business or assets of the Company and its subsidiaries, taken as a whole, or Parent and its subsidiaries, taken as a whole, or compels the Company or Parent to dispose of or hold separate any material portion of the business or assets of the Company and its subsidiaries, taken as a whole, or Parent and its subsidiaries, taken as a whole, as a result of the Offer or the Merger, (iii) imposes material limitations on the ability of Parent or the Purchaser to acquire or hold, or exercise full rights of ownership of, any Shares accepted for payment pursuant to the Offer or acquired pursuant to the Stock Option Agreement, including, without limitation, the right to vote such Shares on all matters properly presented to the Shareholders or (iv) prohibits Parent or any of its subsidiaries from effectively controlling in any material respect the business or operation of the Company and its subsidiaries, taken as a whole; or

          (b) any law is enacted, entered, enforced, promulgated or deemed applicable to the Offer, the Merger or the transactions contemplated by the Stock Option Agreement, or any other action is taken by any governmental entity, other than the application to the Offer, the Merger or the transactions contemplated by the Stock Option Agreement of all applicable waiting periods under the HSR Act or other applicable conditions under any other foreign or domestic antitrust laws, that results, directly or indirectly, in any of the consequences referred to in clauses (i) through
     (iv) of paragraph (a) above; or

          (c) (i) the Board or any committee thereof withdraws or modifies in a manner adverse to Parent or the Purchaser its approval or recommendation of the Offer, the Merger, the Merger Agreement or the Stock Option Agreement or approves or recommends any Acquisition Transaction or (ii) the Company enters into any agreement to consummate any Acquisition Transaction; or

          (d) any of the representations and warranties of the Company set forth in the Merger Agreement that are qualified as to materiality are not true and correct, or any such representations and warranties that are not so qualified are not true and correct in any respect (when taken together with all other failures of such representations and warranties to be true and correct) that would have a Material Adverse Effect (as defined in the Merger Agreement) on the Company, in each case at the date of the

     Merger Agreement or at the scheduled expiration of the Offer (as though made as of such date, except that those representations and warranties that address matters only as of a particular date shall remain true and correct as of such date); or

          (e) the Merger Agreement shall have been terminated in accordance with its terms; or

          (f) the Company shall have breached or failed to perform in any material respect any of its obligations, covenants or agreements under the Merger Agreement or the Stock Option Agreement and such breach or failure to perform is not curable or, if curable, is not cured within seven business days after written notice of such breach or failure is given by Parent to the Company; or

          (g) there shall have occurred, and continued to exist, (i) any general suspension of, or limitation on prices for, trading in securities on the NYSE or the NNM, (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or Germany,
     (iii) a commencement of a war, armed hostilities or other national or international crisis directly involving the United States or Germany (other than an action involving solely United Nations' personnel), or (iv) in the case of any of the events described in the foregoing clauses (i) through
     (iii) existing at the time of the commencement of the Offer, a material acceleration or worsening thereof.

     The foregoing conditions are for the benefit of Parent and the Purchaser and may be asserted by Parent or the Purchaser regardless of the circumstances giving rise to any such conditions and may be waived by Parent or the Purchaser in whole or in part at any time and from time to time in their sole discretion. The failure by Parent or the Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

SECTION 16. CERTAIN LEGAL MATTERS

     General. Except as otherwise disclosed herein, based on a review of publicly available information filed by the Company with the Commission, neither the Purchaser nor Parent is aware of (i) any license or regulatory permit that appears to be material to the business of the Company and its subsidiaries, taken as a whole, that might be adversely affected by the acquisition of Shares by the Purchaser pursuant to the Offer or the Merger or (ii) any approval or other action, by any governmental, administrative or regulatory agency or authority, domestic, foreign or supranational, that would be required for the acquisition or ownership of Shares by the Purchaser as contemplated herein. Should any such approval or other action be required, the Purchaser currently contemplates that such approval or action would be sought. While the Purchaser does not currently intend to delay the acceptance for payment of Shares tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or action, if needed, would be obtained or would be obtained without substantial conditions or that adverse consequences might not result to the business of the Company, the Purchaser or Parent or that certain parts of the businesses of the Company, the Purchaser or Parent might not have to be disposed of in the event that such approvals were not obtained or any other actions were not taken. The Purchaser's obligation under the Offer to accept for payment and pay for Shares is subject to certain conditions. See Sections 10 and 15.

     State Takeover Laws. The Company's principal executive offices are located in, and the Company is incorporated under the laws of, the State of California, which currently has no takeover statute that would apply to the Offer or to the Merger. However, there can be no assurances that California will not, prior to the completion of the Offer, adopt such a statute. Under the GCL, the Merger may not be accomplished for cash paid to the Shareholders if the Purchaser or Parent owns directly or indirectly more than 50% but less than 90% of the then outstanding Shares unless either all the Shareholders consent or the Commissioner of Corporations of the State of California approves, after a hearing, the terms and conditions of the Merger and the fairness thereof. The purpose of the Offer is to obtain 90% or more of the Shares (on a fully diluted basis) and to enable Parent and the Purchaser to acquire control of the Company.

     In the event that more than 50% of the Shares then outstanding are tendered pursuant to the Offer and not withdrawn, but less than 90% of the Shares then outstanding on a fully diluted basis are subject to acquisition by the Purchaser pursuant to the Offer and the Stock Option, the Purchaser will waive the Minimum Condition and amend the Offer to reduce the number of Shares subject to the Offer to the Revised Minimum Number of Shares and, if a greater number of Shares are tendered into the Offer and not withdrawn, purchase, on a pro rata basis, the Revised Minimum Number of Shares (it being understood that the Purchaser may, but shall not in any event be required to accept for payment, or pay for, any Shares if less than the Revised Minimum Number of Shares are tendered pursuant to the Offer and not withdrawn at the applicable expiration date of the Offer). In the event that the Purchaser acquires the Revised Minimum Number of Shares, it may have, as a practical matter the ability to ensure approval of the Merger by the Shareholders.

     A number of other states have adopted laws and regulations applicable to attempts to acquire securities of corporations which are incorporated, or have substantial assets, shareholders, principal executive offices or principal places of business, or whose business operations otherwise have substantial economic effects, in such states. In Edgar v. MITE Corp., the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Statute, which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in 1987, in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that the State of Indiana may, as a matter of corporate law and, in particular, with respect to those aspects of corporate law concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without the prior approval of the remaining shareholders. The state law before the Supreme Court was by its terms applicable only to corporations that had a substantial number of shareholders in the state and were incorporated there.

     The Company, directly or through subsidiaries, conducts business in a number of states throughout the United States, some of which have enacted takeover laws. The Purchaser does not know whether any of these laws will, by their terms, apply to the Offer or the Merger and has not complied with any such laws. Should any person seek to apply any state takeover law, the Purchaser will take such action as then appears desirable, which may include challenging the validity or applicability of any such statute in appropriate court proceedings. In the event it is asserted that one or more state takeover laws are applicable to the Offer or the Merger, and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer, the Purchaser might be required to file certain information with, or receive approvals from, the relevant state authorities. In addition, if enjoined, the Purchaser might be unable to accept for payment any Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer and the Merger. In such case, the Purchaser may not be obligated to accept for payment any Shares tendered. See Section 15.

     United States Antitrust Approvals. Under the HSR Act, and the rules and regulations that have been promulgated thereunder by the Federal Trade Commission (the "FTC"), certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice (the "Antitrust Division") and the FTC and certain waiting period requirements have been satisfied. The acquisition of Shares by the Purchaser pursuant to the Offer and the Stock Option Agreement are subject to such requirements. A Premerger Notification and Report Form with respect to the Offer, Merger Agreement and the Stock Option Agreement promptly.

     Under the provisions of the HSR Act applicable to the Offer, the purchase of Shares under the Offer may not be consummated until the expiration of a 15-calendar day waiting period following the filing. Such filing is expected to be made on or about December 18, 1997. Assuming such filing is made on December 18, 1997, the waiting period with respect to the Offer would expire at 11:59 p.m., New York City time, on January 2, 1998 unless a request for additional information or documentary material is received or the Antitrust Division and the FTC terminates the waiting period prior thereto. If, within such 15-day period, either the Antitrust Division or the FTC requests additional information or material concerning the Offer, the waiting period will be extended and would expire at 11:59 p.m., New York City time, on the tenth calendar day after the date of substantial compliance with such request. Only one extension of the waiting period pursuant to a request for additional information is authorized by the HSR Act. Thereafter, such waiting period may be extended only by court order or with consent. The Purchaser will not accept for payment Shares tendered pursuant to the Offer unless and until the waiting period requirements imposed by the HSR Act with respect to the Offer have been satisfied. See Sections 10 and 15.

     The FTC and the Antitrust Division frequently scrutinize the legality under the antitrust laws of transactions such as the Purchaser's acquisition of Shares pursuant to the Offer and the Merger. At any time before or after the Purchaser's acquisition of Shares, either the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the acquisition of Shares pursuant to the Offer or otherwise or seeking divestiture of Shares acquired by the Purchaser or divestiture of substantial assets of Voith, Parent or its affiliates. Private parties and state attorneys general may also bring action under the antitrust laws under certain circumstances. Based upon an examination of publicly available information relating to the businesses in which Voith, Parent and the Company are engaged, Voith, Parent and the Purchaser believe that the acquisition of Shares by the Purchaser will not violate the antitrust laws. Nevertheless, there can be no assurance that a challenge to the Offer or other acquisition of Shares by the Purchaser on antitrust grounds will not be made or, if such a challenge is made, of the result.

     Foreign Laws. According to publicly available information, the Company also conducts business in a number of other countries and jurisdictions including the United Kingdom and Sweden. In connection with the acquisition of the Shares pursuant to the Offer, the laws of certain foreign countries and jurisdictions may require the filing of information with, or the obtaining of the approval of, governmental authorities in such countries and jurisdictions. In addition, the waiting period prior to consummation of the Offer associated with such filings or approvals may extend beyond the scheduled Expiration Date. The governments in such countries and jurisdictions might attempt to impose additional conditions on the Company's operations conducted in such countries and jurisdictions as a result of the acquisition of the Shares pursuant to the Offer or the Merger. There can be no assurance that the Purchaser will be able to cause the Company or its subsidiaries to satisfy or comply with such laws or that compliance or noncompliance will not have adverse consequences for the Company or any subsidiary after purchase of the Shares pursuant to the Offer or the Merger.

SECTION 17. FEES AND EXPENSES

     D.F. King & Co., Inc. has been retained by the Purchaser as Information Agent in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telex, telegraph and personal interview and may request brokers, dealers and other nominee Shareholders to forward material relating to the Offer to beneficial owners of Shares. The Purchaser will pay the Information Agent reasonable and customary compensation for all such services in addition to reimbursing the Information Agent for reasonable out-of pocket expenses in connection therewith. The Purchaser has agreed to indemnify the Information Agent against certain liabilities and expenses in connection with the Offer, including, without limitation, certain liabilities under the federal securities laws.

     ChaseMellon Shareholder Services, L.L.C. has been retained as the Depositary. The Purchaser will pay the Depositary reasonable and customary compensation for its services in connection with the Offer, will reimburse the Depositary for its reasonable out-of-pocket expenses in connection therewith and will indemnify the Depositary against certain liabilities and expenses in connection therewith, including, without limitation, certain liabilities under the federal securities laws.

     Except as set forth above, neither Parent nor the Purchaser will pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies and other nominees will, upon request, be reimbursed by the Purchaser for customary clerical and mailing expenses incurred by them in forwarding offering materials to their customers.

SECTION 18. MISCELLANEOUS

     The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. Neither the Purchaser nor Parent is aware of any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. To the extent the Purchaser or Parent becomes aware of any state law that would limit the class of offerees in the Offer, the Purchaser will amend the Offer and, depending on the timing of such amendment, if any, will extend the Offer to provide adequate dissemination of such information to such holders of Shares prior to the expiration of the Offer. In any jurisdiction the securities, blue sky or other laws of which require the Offer to be made by a licensed broker or dealer, the Offer is being made on behalf of the Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION ON BEHALF OF THE PURCHASER OR PARENT NOT CONTAINED HEREIN OR IN THE LETTER OF TRANSMITTAL AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

     The Purchaser, Parent and Voith have filed with the Commission a Tender Offer Statement on Schedule 14D-1 pursuant to Rule 14d-3 under the Exchange Act, together with exhibits, furnishing certain additional information with respect to the Offer, and may file amendments thereto. Such Schedule 14D-1 and any amendments thereto, including exhibits, may be inspected and copies may be obtained in the manner set forth in Section 7 with respect to the Company (except that such material will not be available at the regional offices of the Commission).

                                          VOITH SULZER ACQUISITION CORP.

Dated: December 18, 1997.

                                   SCHEDULE I

    DIRECTORS AND EXECUTIVE OFFICERS OF FAMILIENGESELLSCHAFT, VOITH AND THE
                                   PURCHASER

     FAMILIENGESELLSCHAFT. Set forth below are the name, business address and present principal occupation or employment and material occupations, positions, offices or employment for the past five years of each of the four Managing Directors of Familiengesellschaft as of December 10, 1997. Unless otherwise indicated, each such person is a citizen of the Federal Republic of Germany.

                                                  PRESENT PRINCIPAL OCCUPATION OR
     NAME, BUSINESS ADDRESS AND                       EMPLOYMENT AND FIVE-YEAR
             CITIZENSHIP                                 EMPLOYMENT HISTORY
Angela Schily........................  Self-employed medical doctor, Herdecke, Germany (since
Auf dem Schnee 36A                     1992)
58313 Herdecke-Schnee
Klemens Schweppenhauser..............  Farmer, Herdwangen, Germany (since 1987)
88634 Herdwangen-Schonach
Birkenhof, Germany
Dr. Hans Wolfram Schweppenhauser.....  Member of Supervisory Board of Voith (since April
88634 Herdwangen-Schonach              1997); Retired (since 1987)
Birkenhof, Germany
Johannes Christoph Hammacher.........  Consultant, Ernst and Young
Am Bismarckturm 58                     Stuttgart, Germany (since August 1997); Student (prior
70192 Stuttgart                        thereto)
Citizenship: Switzerland

     VOITH. Set forth below are the name, business address and present principal occupation or employment, and material occupations, positions, offices or employment for the past five years of each director and executive officer of Voith as of December 10, 1997. Except as otherwise noted, the business address of each such person is J.M. Voith AG, Sankt Poltener, StraSSe 43 D-89522, Heidenheim, Germany. Unless otherwise indicated, each such person is a citizen of the Federal Republic of Germany and has held his or her present position as set forth below for the past five years. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to employment with Voith.

                                                  PRESENT PRINCIPAL OCCUPATION OR
     NAME, BUSINESS ADDRESS AND                       EMPLOYMENT AND FIVE-YEAR
             CITIZENSHIP                                 EMPLOYMENT HISTORY
Dr. Michael Rogowski.................  President and CEO of the Corporate Management Board
                                       (since 1992)
Dr. Hermut Kormann...................  Chief Financial Officer and Member of the Corporate
                                       Management Board (since 1991)
Dr. Gunter Armbruster................  Member of the Corporate Management Board (since 1982);
                                       President of Voith Turbo GmbH & Co. KG, Heidenheim,
                                       Germany (since 1993)
Dr. Hans Peter Schiffer..............  Member of the Corporate Management Board (since 1986);
                                       Chairman of the Board of Directors and President of
                                       various other Voith related organizations (since 1990)
Hans Muller..........................  Member of the Corporate Management Board (since 1995);
P.O. Box 1940                          President of Voith Sulzer Papiertechnik GmbH & Co. KG,
D-89509 Heidenheim, Germany            Heidenheim, Germany (since 1994); President Sulzer
Citizenship: United States             Escher Wyss GmbH, Ravensburg, Germany (since 1971)

     THE PURCHASER. Set forth below are the name, business address and present principal occupation or employment, and material occupations, positions, offices or employment for the past five years of each director and executive officer of the Purchaser as of December 10, 1997.

                                                  PRESENT PRINCIPAL OCCUPATION OR
     NAME, BUSINESS ADDRESS AND                       EMPLOYMENT AND FIVE-YEAR
             CITIZENSHIP                                 EMPLOYMENT HISTORY
R. Raymond Hall, Jr..................  Executive Vice President-Service Division of Parent,
990 N. Main St.                        Appleton, Wisconsin (since 1994); Member of the Board
Monroe, Ohio 45050                     of Management and the Board of Directors of various
Citizenship: United States             other Voith related organizations (since 1994);
                                       President of Voith Holdings Ltd. and TriStar
                                       Industries Ltd., Vancouver, British Columbia (through
                                       October 1997)
Paul Bouthilet.......................  Chief Financial Officer of Parent, Appleton, Wisconsin
2200 Roemer Rd.                        (since October 1997); Vice President Finance of
Appleton, Wisconsin 54913              Parent, Appleton, Wisconsin (through October 1997)
Citizenship: United States
Mark Zimmermann......................  Head of Planning and Organization of Voith Sulzer
Sankt Poltner StraSSe 43               Papiertechnik GmbH & Co. KG, Heidenheim, Germany
D-89522 Heidenheim, Germany            (since April 1996); Strategic Development Manager of
Citizenship: Switzerland               Sulzer AG, Winterthur, Switzerland (through March
                                       1996)

     Manually signed facsimile copies of the Letter of Transmittal will be accepted. The Letter of Transmittal, certificates for Shares and any other required documents should be sent or delivered by each Shareholder of the Company or such Shareholder's broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below.

                        THE DEPOSITARY FOR THE OFFER IS:

           BY MAIL:            BY     BY OVERNIGHT COURIER:
   ChaseMellon Shareholder    HAND:    ChaseMellon Shareholder
       Services, L.L.C.       ChaseMellon        Services, L.L.C.
     Post Office Box 3301     Shareholder       85 Challenger Road
  South Hackensack, NJ 07606  Services,     Mail Drop Reorg. Dept.
     Attn: Reorganization     L.L.C.   Ridgefield Park, NJ 07660
          Department          120
                              Broadway
                              -13th
                              Floor
                              New
                              York,
                               NY
                              10271
                              Attn:
                              Reorganization
                              Department
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                     Facsimile Transmission: (201) 329-8936
                      Confirmation of Fax: (201) 296-4860

     Questions and requests for assistance may be directed to the Information
Agent at its address and telephone number set forth below. Additional copies of this Offer to Purchase, the Letter of Transmittal and all other tender offer materials may be obtained from the Information Agent, and will be furnished promptly at the Purchaser's expense. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

                    The Information Agent for the Offer is:

                             D.F. King & Co., Inc.
                                77 Water Street
                         New York, New York 10005-4495

                 Banks and Brokers Call Collect: (212) 269-5550
                   All Others Call Toll-Free: (800) 714-3310